Exhibit 10.1

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDED AND RESTATED CLINICAL COLLABORATION AND SUPPLY AGREEMENT

This AMENDED AND RESTATED CLINICAL COLLABORATION AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into effective as of January 13, 2022 (the “Effective Date”) by and between Olema Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 665 3rd St, San Francisco, CA 94107 (“Olema”), and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation, having a place of business at 181 Massachusetts Avenue, Cambridge, MA 02139 (“Novartis”). Olema and Novartis are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A.

Olema desires to conduct, and Novartis desires to supply the Novartis Study Drugs (as defined below) for the conduct of, a Combined Therapy Clinical Trial(s) (as defined below) in accordance with the Development Plan and applicable Protocol(s) (as defined below) and in accordance with the terms of this Agreement.

(b)

The Parties are parties to that certain Clinical Collaboration and Supply Agreement, dated as of July 22, 2020 (the “Effective Date”), pursuant to which the Parties are collaborating with respect to the  desire to agree on various terms and conditions to govern the Parties’ respective rights and obligations in connection with the performance of the Combined Therapy Clinical Trials (the “Original Agreement”) and the ownership and use of the results of such trial.

(c)	The Parties now desire to amend and restate the Original Agreement to cover the Novartis Alpelisib Metabolite (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meanings set forth below.  If not listed below, terms with initial letters capitalized and defined elsewhere in places throughout this Agreement shall have the meanings designated in such definitions.

“Adverse Event” (“AE”), “Serious Adverse Event” (“SAE”) and “Serious Adverse Drug Reaction” (“SADR”) shall have the meanings provided to such terms in the International Conference on Harmonization (“ICH”) guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

“Affiliate” means, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party.  As used in this definition, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means:  (a) that the applicable entity owns, directly or indirectly, more than fifty percent (50%) of the voting stock of the applicable Party, or (b) that the applicable entity otherwise has the actual ability to control and direct the management of the applicable Party, whether by contract or otherwise.

“Agreement” means this Agreement, and includes the Appendices attached hereto, the Quality Documentation and any and all written amendments of any of the foregoing hereafter executed by the Parties with reference to this Agreement and made part hereof.

“Applicable Law” means all applicable laws, rules and regulations (whether federal, state or local) that may be in effect from time to time, including current Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and Good Manufacturing Practices (GMP).

“Breaching Party” shall have the meaning set forth in Section 11.2(a).

“Budget” means the mutually agreed estimated and anticipated costs for the Combined Therapy Clinical Trials as set forth on Appendix B.

“Business Day” means a day other than Saturday, Sunday or a Federal holiday on which commercial banks located in New York, NY, Cambridge, MA, or Basel, Switzerland are authorized or obligated by law to be closed.

“CDA” shall have the meaning set forth in Section 8.1(a).

“Clinical Hold” means that (a) the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy or such Party’s Single Agent Compound in the United States or (b) a Regulatory Authority other than the FDA has issued an equivalent order to that set forth in (a) in any other country or group of countries.

“Combined Therapy” means a therapy using Olema Study Drug and the Novartis Study Drugs in combination.

“Combined Therapy Clinical Trials” means any and all human clinical trials of the Combined Therapy to be conducted by Olema pursuant to this Agreement, the Development Plan, and the applicable Protocol, and for clarity including specifically but limited to only separate clinical trials directed solely to the Combined Therapy.

“Combined Therapy Clinical Trial IND” shall have the meaning set forth in Section 2.1(c).

“Combined Therapy Invention” means any Study Invention that is not a Olema Study Invention or a Novartis Study Invention.

“Combined Therapy Patent Right” means any Patent Right that Covers a Combined Therapy Invention or Combined Therapy Study Data.  For clarity, the Novartis Background Patent Rights and Olema Background Patent Rights are excluded from the term Combined Therapy Patent Right.

“Combined Therapy Clinical Trial Regulatory Documentation” means any Regulatory Documentation submitted by or on behalf of Olema for the conduct of the Combined Therapy Clinical Trials, but excluding (a) any Olema Regulatory Documentation and (b) any Novartis Regulatory Documentation.

“Combined Therapy Study Data” shall have the meaning set forth in Section 7.2.

“Commercially Reasonable Efforts” means, with respect to a Party, the level of effort and resources normally devoted by [***] to conduct or support the conduct (including manufacturing and supply of clinical materials) of a clinical trial for a biopharmaceutical product or compound that is owned by [***] or to which [***] has rights, which is of similar market potential, profit potential and strategic value and at a similar stage in its development or product life, based on conditions then prevailing.

“Confidential Information” shall have the meaning set forth in Section 8.1(a).

“Control” or “Controlled” means, with respect to particular Technology or intellectual property, that the applicable Party owns or has a license to such Technology or intellectual property (other than solely by a license granted to such Party by the other Party under this Agreement) and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Cover” means, with respect to a particular Patent Right and a particular Technology, that the practice by an unauthorized Person of such Technology (including the manufacture, use or sale of such Technology) would infringe a claim included in such Patent Right, or in the case of a Patent Right that is a patent application (i.e., that has not issued as a patent), would infringe a claim in such patent application if it were to issue as a patent.  “Covered” or “Covering” shall have correlative meanings.

“CRO” means any Third Party contract research organization used to conduct or assist in the conduct of the Combined Therapy Clinical Trials, including laboratories and Third Parties used to maintain the safety database from the Combined Therapy Clinical Trials, but, for clarity, excluding the Trial Sites.

“Cure Period” shall have the meaning set forth in Section 11.2(a).

“Date of First Receipt” means, with respect to a Party, the date on which any employee of such Party, its Affiliates or its Third Party subcontractors first becomes aware of applicable safety-related information.

“Development Plan” means the plan specifying each Party’s general tasks and activities for the conduct of the Combination Therapy Clinical Trials, as agreed by the Parties, and as such plan may be amended or modified by the Parties in writing; a copy of the agreed Development Plan will be attached as Appendix A of this Agreement in accordance with Section 2.2.

“Designated Clinical Contact” shall have the meaning set forth in Section 2.4.

“Designated Supply Contact” shall have the meaning set forth in Section 4.7.

“Direct Outside Costs” means the direct costs set forth in the Budget incurred by Olema in conducting activities under the Development Plan to conduct the Combined Therapy Clinical Trials, such costs to include [***].

“Dispute” shall have the meaning set forth in Section 12.3(b).

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Executive Officers” means the [***] of Olema and the [***] of Novartis (or their respective designees).

“FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.

“Final Study Report” shall have the meaning ascribed to such term in Section 2.1.

“Final Results Date” means the date that the Results have been delivered to Novartis hereunder.

“Global Safety Database” means the database containing Adverse Events, Serious Adverse Events, Serious Adverse Drug Reactions and pregnancy reports for the Combined Therapy, and shall be the authoritative data source for regulatory reporting and responding to regulatory queries with respect to the Combined Therapy Clinical Trials.

“Good Clinical Practices” or “GCP” means, as to the United States and the European Union, applicable good clinical practices as in effect in the United States and the European Union, respectively,

during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States or the European Union.

“Good Laboratory Practices” or “GLP” means, as to the United States and the European Union, applicable good laboratory practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices as then in effect in the United States or the European Union.

“Good Manufacturing Practices” or “GMP” means, as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

“ICF” shall have the meaning set forth in Section 5.1(f).

“IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States, (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union, and (c) all supplements and amendments to any of the foregoing.

“Indemnify” shall have the meaning set forth in Section 10.1.

“Infringe” and “Infringement” means any infringement, or written allegation of infringement, by a Third Party, of applicable Patent Rights.

“Invoice” shall have the meaning set forth in Section 5.3.

“IRB” means an Investigational Review Board or Ethics Committee (or similar body in a given country).

“Losses” shall have the meaning set forth in Section 10.1.

“Manufacture” or “Manufacturing” means manufacturing, processing, formulating, packaging, labeling, holding (including storage), and quality control testing of a Single Agent Compound or the Combined Therapy, in each case so as to be suitable for use in the Combined Therapy Clinical Trials under Applicable Law.

“Material Safety Issue” means a Party’s reasonable, good faith belief that there is an unacceptable risk for harm in humans based upon: (a) [***], or (b) [***].

“NDA” means (a) any new drug application or biologics license application filed with the FDA, or any successor application or procedure required to introduce a drug or biologic into commerce in the United States, (b) a counterpart of such a new drug application or biologics license application that is required in any other country before beginning the commercialization of a drug or a biologic in humans in such country, and (c) all supplements and amendments to any of the foregoing.

“Non-Breaching Party” shall have the meaning set forth in Section 11.2(a).

“Novartis Alpelisib Metabolite” means Novartis’ proprietary metabolite or derivative compound BZG791, and any drug candidate or product containing BZG791.

“Novartis Background Patent Right” means a Patent Right that:  (a) is Controlled by Novartis (or any of its Affiliates)  (i) as of the Effective Date, or (ii) during the Term that claims an invention that was conceived or first reduced to practice through activities other than those performed pursuant to this

Agreement, and (b) Covers the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of the Novartis Study Drugs or the Novartis Alpelisib Metabolite.

“Novartis Background Technology” means all Technology that is (a) Controlled by Novartis (or its Affiliates) (i) as of the Effective Date, or (ii) during the Term and created through efforts outside of this Agreement, (b) related to the Novartis Study Drugs, the Novartis Alpelisib Metabolite or the Combined Therapy, and (c) reasonably needed for the conduct of the Combined Therapy Clinical Trials and/or for Olema to exercise the rights that are granted to Olema under this Agreement.  For clarity, all Study Inventions, Study Data, and Combined Therapy Clinical Trials Regulatory Documentation are excluded from the term Novartis Background Technology.

“Novartis Indemnitees” shall have the meaning set forth in Section 10.2.

“Novartis Regulatory Documentation” means any Regulatory Documentation of Novartis (or its Affiliate) pertaining to the Novartis Study Drugs or the Novartis Alpelisib Metabolite that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

“Novartis Study Data” shall have the meaning set forth in Section 7.2.

“Novartis Study Drugs” means Novartis’ proprietary CDK4/6 inhibitor Kisqali® (ribociclib, also known as LEE001), and/or Novartis’ proprietary phosphatidylinositol 3-kinase inhibitor Piqray® (alpelisib, also known as BYL719), and any drug candidate or product containing Kisqali® and/or Piqray®.

“Novartis Study Invention” means any Study Invention that pertains to:  (a) the composition of matter of the Novartis Study Drugs or the Novartis Alpelisib Metabolite (and, in each case,  not Olema Study Drug), (b) a method of manufacture or formulation or administration, including dosing, of the Novartis Study Drugs (and not Olema Study Drug) or the Novartis Alpelisib Metabolite as a Single Agent Compound (and for clarity, not with respect to the Combined Therapy), (c) a method of use of the Novartis Study Drugs (and not Olema Study Drug) as a monotherapy or as used with other agents, antibodies or compounds (other than a Study Invention pertaining to use with Olema Study Drug), and/or (d) a method of use of the Novartis Alpelisib Metabolite as as a sole agent or as used with other agents, antibodies or compounds (other than a Study Invention pertaining to use with Olema Study Drug ).

“Novartis Study Patent Right” means any Patent Right that Covers a Novartis Study Invention (and not an Olema Study Invention or Combined Therapy Invention), excluding Novartis Background Patent Rights and Novartis Background Technology.  For avoidance of doubt, any Patent Rights that Cover both (a) a Novartis Study Invention and (b) any other type of Study Invention is included within the Combined Therapy Patent Rights and is not within the Novartis Study Patent Rights.

“Officials” shall have the meaning set forth in Section 9.9.

“Olema Background Patent Right” means any Patent Right (a) that is Controlled by Olema or a Olema Affiliate (i) as of the Effective Date, or (ii) during the Term that claims an invention that was conceived or first reduced to practice through activities other than those performed pursuant to this Agreement, and (b) that Covers the use (either alone or in combination with other agents), manufacture, formulation or composition of matter of Olema Study Drug.

“Olema Background Technology” means all Technology (a) that is Controlled by Olema (or its Affiliates) (i) as of the Effective Date, or (ii) during the Term and created through efforts outside of this Agreement, and (b) that is related directly to Olema Study Drug or the Combined Therapy, and (c) that is reasonably needed for the conduct of the Combined Therapy Clinical Trials and/or for Novartis to exercise the rights granted to Novartis under this Agreement.  For clarity, all Study Inventions, Study Data, and Combined Therapy Clinical Trials Regulatory Documentation are excluded from the term Olema Background Technology.

“Olema Indemnitees” shall have the meaning set forth in Section 10.1.

“Olema Regulatory Documentation” means any and all Regulatory Documentation of Olema pertaining to Olema Study Drug that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

“Olema Study Data” shall have the meaning set forth in Section 7.2.

“Olema Study Drug” means Olema’s proprietary OP-1250 compound, or metabolite thereof, which inhibits estrogen receptor, including salts thereof, and any drug candidate or product containing such compound or the metabolite.

“Olema Study Invention” means any Study Invention that pertains to:  (a) the composition of matter of Olema Study Drug (and not the Novartis Study Drugs or the Novartis Alpelisib Metabolite), (b) method of manufacture or formulation or administration, including dosing, of Olema Study Drug (and not the Novartis Study Drugs or the Novartis Alpelisib Metabolite) as a Single Agent Compound (and for clarity, not with respect to the Combined Therapy or in combination with the Novartis Alpelisib Metabolite), or (c) a method of use of Olema Study Drug (and not the Novartis Study Drugs or the Novartis Alpelisib Metabolite) as a monotherapy or as used in combination with other agents, antibodies or compounds (other than a Study Invention pertaining to use with the Novartis Study Drugs or the Novartis Alpelisib Metabolite).

“Olema Study Patent Right” means any Patent Right that Covers a Olema Study Invention (and not a Novartis Study Invention or a Combined Therapy Invention), excluding Olema Background Patent Rights and Olema Background Technology.  For avoidance of doubt, any Patent Right that Covers both (a) an Olema Study Invention and (b) any other type of Study Invention is included within the Combined Therapy Patent Rights and is not within the Olema Study Patent Rights.

“Operational Matters” shall have the meaning set forth in Section 5.1.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Patent Right” means any (a) United States or foreign patent, (b) United States or foreign patent application, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals (and all foreign equivalents of any of the foregoing), and all patents issued or granted on any such patent application, (c) United States or foreign patents-of-addition, reissues, reexaminations (including ex parte reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations) and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions and adjustments, or the equivalents thereof, and all foreign equivalents thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

“Payment” shall have the meaning set forth in Section 9.9.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Personal Data” means any information relating to an identified or identifiable natural person.

“POTV” shall have the meaning set forth in Section 8.5(a).

“Prosecute” means to prepare, file and prosecute any and all applications for Patent Rights (and including any proceedings relating to such prosecution, including reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions, and all foreign equivalents of any of the foregoing).  The term “Prosecution” shall have the corresponding meaning.

“Protocol” means the clinical trial protocol, for any Combined Therapy Clinical Trial to be conducted by Olema under this Agreement, prepared by Olema as provided in this Agreement, and as such protocol may be amended, updated or modified by Olema from time to time in accordance with this Agreement.

“Publication Dispute” shall have the meaning set forth in Section 8.4(b).

“Quarter” means a calendar quarter.

“Regulatory Authority” means the FDA or any governmental authority outside the United States (whether supranational, national, federal, provincial and/or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union.

“Regulatory Documentation” means, with respect to a Party’s Single Agent Compound, all submissions to Regulatory Authorities in connection with the development (including seeking regulatory approval or registration) of such Single Agent Compound, as applicable, including all INDs and amendments thereto, IBs, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include clinical data).

“Results” shall have the meaning set forth in Section 8.4(b).

“Right of Cross-Reference” means, with regard to a Party, a grant of rights (including to or through another party) that allows the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority by or on behalf of the other Party (or its Affiliate) with respect to the other Party’s Single Agent Compound (and, in the case of Novartis, the Right of Cross-Reference to the Combined Therapy Clinical Trial IND), only to the extent reasonably needed for the conduct of the Combined Therapy Clinical Trials in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and, except as to information contained in the Combined Therapy Clinical Trial IND pertaining to the Combined Therapy, without the disclosure of such information to such Party.

“Safety Issue” means any information suggesting an emerging safety concern or possible change in the risk-benefit balance for the Novartis Study Drugs or Olema Study Drug, including information on a possible causal relationship between an Adverse Event and a drug, the relationship being unknown or incompletely documented previously.

“Safety Signal” means information arising from one or multiple sources, including observations and experiments, which suggests a new potentially causal association, or a new aspect of a known association between an intervention and an event or set of related events, either adverse or beneficial, that is judged to be of sufficient likelihood to justify verificatory action.

“Sample” means a biological specimen collected under the Combined Therapy Clinical Trials from a study subject in such trial (including fresh and/or archived tumor samples, serum, peripheral blood mononuclear cells, plasma, and whole blood for RNA and DNA sample isolation).

“Shortage” shall have meaning set forth in Section 4.5.

“Single Agent Compound” or “Compound” means:  (a) with respect to Olema, the Olema Study Drug, as monotherapy, and (b) with respect to Novartis, the Novartis Study Drugs, as monotherapy.

“Sponsor” means an applicant or holder of clinical studies applications/notifications.

“Study Data” means:  (a) the actual raw results, records and data of the Combined Therapy Clinical Trials, including the case report forms (CRFs) for such study and all raw data as recorded in such CRFs; (b) all information relating to adverse events resulting from the Combined Therapy Clinical Trials, including all reports of Adverse Events, Serious Adverse Events, and Serious Adverse Drug Reactions; (c) all analyses of the raw results of the Combined Therapy Clinical Trials conducted using the statistical analysis plan and any bioanalysis plan pursuant to or set forth in the applicable Protocol (or as otherwise agreed to by the Parties); and (d) the Final Study Report, the periodic reports (e.g. quarterly), and all other reports of the results of the Combined Therapy Clinical Trials or the analyses of such results prepared under this Agreement in accordance with the applicable Protocol prior to the completion of the Final Study Report.

“Study Invention” means any Technology, whether or not patentable, that is made, conceived, or first actually reduced to practice by, for or on behalf of a Party, or by, for or on behalf of the Parties together, including by or with a Third Party in the performance of the Combined Therapy Clinical Trials, pursuant to, in relation to, or in connection with the conduct of the Combined Therapy Clinical Trials (including the analysis of the Study Data in connection with preparing the final study report for such trial, but excluding in each case all Study Data).

“Sunshine Laws” shall have the meaning set forth in Section 8.5(c).

“Quality Documentation” shall have the meaning set forth in Section 4.3.

“Technology” means know-how, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), and all other information, in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed, and materials, including Regulatory Documentation.

“Term” shall have the meaning set forth in Section 11.1.

“Territory” means all countries and territories in the world.

“Third Party” means any Person or entity other than Olema and Novartis and their respective Affiliates.

“Third Party Claim” shall have the meaning set forth in Section 10.1.

“Third Party License Payments” means any payments (e.g., upfront payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the extent that such rights are necessary for (a) the making, using or importing of a Party’s Single Agent Compound for the conduct of the Combined Therapy Clinical Trials, or (b) the conduct of the Combined Therapy Clinical Trials.

“Trial Site” means a clinical site selected by Olema upon written notice to Novartis at which a Combined Therapy Clinical Trial is conducted on study subjects in such trial.

ARTICLE 2

SCOPE

2.1        Scope.

(a)Olema and Novartis will collaborate with respect to the conduct of certain activities relating to the Combined Therapy Clinical Trials as outlined in the Development Plan in Appendix A.  Olema will be responsible for using Commercially Reasonable Efforts to conduct the Combined Therapy Clinical Trials in accordance with the Development Plan, the applicable Protocol, all Applicable Law, and the terms of this Agreement. The Parties agree to the Protocol Synopsis set forth in Appendix D.   Olema shall be responsible for creating the first draft of each Protocol and provide it to Novartis for review and comment.  To the extent any changes need to be made to a Protocol, Olema will have the final decision regarding the contents of the Protocol; provided that: (i) Olema will notify Novartis of any proposed amendments to the applicable Protocol (including any amendments to any final Protocol initially approved by an IRB) and Olema will consider any comments provided by Novartis regarding the proposed amendments (it being understood that the Parties will endeavor to set forth in writing the circumstances (e.g., administrative matters) where Olema  may make specific Protocol amendments without the need for Novartis to review and comment), and (ii) any changes to the applicable Protocol that pertain to the administration of the Novartis Study Drugs must be reviewed and expressly approved by Novartis in writing (such approval not to be unreasonably withheld) or the change may not be implemented.  Novartis shall have [***] from the date on which Olema provides the applicable Protocol amendment to Novartis to provide any comments to Olema concerning the proposed amendment, and, as to changes covered by subsection (ii) above, to approve or reject approval of such proposed change (and if such change is not expressly disapproved by Novartis within such period, such change shall be deemed approved).

(b)The Parties shall discuss the Development Plan and the conduct of the Combined Therapy Clinical Trials from time to time and shall discuss and approve amendments to the Development Plan as appropriate.  Any such amendments shall be in writing, and shall be effective upon execution of such written amendments by the authorized senior officer of each Party.

(c)Olema will be the Sponsor of record for an IND which includes any Combined Therapy Clinical Trials (the “Combined Therapy Clinical Trial IND”).  Olema will be the regulatory sponsor of the Combined Therapy Clinical Trials and the sole holder of all legal interests in the Combined Therapy Clinical Trial IND; provided, however, that Olema hereby grants Novartis the Right of Cross-Reference for the Combined Therapy Clinical Trial IND.  Upon the specific written request of Novartis, at Novartis’ expense, Olema agrees to promptly file appropriate letters and other documentation with the FDA enabling Novartis to reference the Combined Therapy Clinical Trial IND in connection with Novartis clinical development activities.  Upon the specific written request of Novartis, at Novartis’ expense, Olema agrees to promptly file appropriate filings with any applicable Regulatory Authorities outside of the US for the purpose of enabling Novartis to reference the Combined Therapy Clinical Trial IND in connection with Novartis clinical development activities.  Olema may not grant any Third Party any Right of Cross-Reference with respect to any portion of the Combined Therapy Clinical Trial IND pertaining to Novartis’s Study Drug for use as monotherapy or for use in combination with any molecules, agents, antibodies or compounds other than with Olema Study Drug.  Olema will prepare a template patient informed consent form for the Combined Therapy Clinical Trials in consultation with Novartis (it being understood that the portion of the informed consent form relating to the Novartis Study Drugs will be provided by Novartis) to provide to Study Sites.  Such form shall contain provisions permitting sharing of any Study data among the Parties and their Affiliates in accordance with HIPAA, the EU General Data Protection Regulation 2016/679 or any other similar Applicable Law.  Any material changes to such informed consent form proposed by Olema, a Trial Site, a Regulatory Authority, or other Third Party that relate to the Novartis Study Drugs will be subject to Novartis’ written consent, not to be unreasonably withheld; provided, however, that Novartis shall review such proposed changes to such informed consent form and communicate to Olema Novartis’ suggested changes to such form within [***] after receipt thereof from Olema, failing which

Olema’s proposed changes to such informed consent form shall be deemed accepted by Novartis.  Olema will be solely responsible for conducting the Combined Therapy Clinical Trials, using its Commercially Reasonable Efforts, contracting with Study Sites, and creating a report at the conclusion of the trial (the “Final Study Report”), unless otherwise agreed to by the Parties in writing.

(d)Novartis will provide all relevant safety data and information for the Novartis Study Drugs in the Territory available to Olema, including pursuant to a separate pharmacovigilance agreement in accordance with the terms of Section 2.3 and will provide Olema any updates thereto at the same time as the same are available.  Olema shall, and shall require that each applicable Trial Site for the Combined Therapy Clinical Trials shall, use any such data provided pursuant to this Section 2.1(d) solely (A) to evaluate the safety and efficacy of the Combined Therapy for use in Combined Therapy Clinical Trials, (B) to meet any regulatory requirements pertaining to the conduct of the Combined Therapy Clinical Trials, and (C) to enable Olema to draft and update as necessary the investigator’s brochure for the Combined Therapy Clinical Trials.  Olema will ensure that the applicable Trial Sites for the Combined Therapy Clinical Trials are obligated to protect such information and disclosures as set forth in Article 8.  Olema’s right to use the information provided by Novartis shall remain in effect through the completion of all activities under the Development Plan and otherwise for purposes of complying with legal and regulatory requirements with respect thereto.

(e)If reasonably required for the conduct of the Combined Therapy Clinical Trials and requested in writing by Olema, Novartis shall provide Rights of Cross-Reference to its existing Regulatory Documentation for the Novartis Study Drugs for those countries in the Territory where the Combined Therapy Clinical Trials will be conducted solely as reasonably needed to allow the Combined Therapy Clinical Trials to be conducted under the Combined Therapy Clinical Trial IND in each applicable country; provided that such Right of Cross-Reference shall terminate upon the expiration or termination of this Agreement and shall not be used for purposes of conducting any other clinical studies, except (a) as set forth in Section 3.1(b) and Section 8.3, and (b) that, in the case of termination for a Material Safety Issue pursuant to Section 11.4, such Rights of Cross-Reference shall remain in effect solely (i) to the extent necessary to permit Olema to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (ii) as necessary to permit Olema to continue to dose subjects enrolled in the Combined Therapy Clinical Trials through completion of the applicable Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Laws.

(f)Other than as may be agreed to by the Parties, this Agreement does not create any obligation on the part of Novartis to provide the Novartis Study Drugs for any activities other than the Combined Therapy Clinical Trials, nor does it create any obligation on the part of Olema to provide the Olema Study Drug for any activities other than the Combined Therapy Clinical Trials.  Nothing in this Agreement will (i) prohibit either Party from performing clinical studies other than the Combined Therapy Clinical Trials relating to its respective Study Drug, either individually or in combination with any other compound or product, in any therapeutic area, or (ii) create an exclusive relationship between the Parties with respect to either Compound.

2.2        Combined Therapy Clinical Trials

(a)During the Term, Olema shall manage, direct and oversee the conduct of the Combined Therapy Clinical Trials.  To that end, the Parties  shall:

(i)monitor the progress of the conduct of the Combined Therapy Clinical Trials and review the enrollment and results, and conduct their tasks under the Development Plan, as appropriate, including;

(ii)review and approve any changes to the Development Plan, and discuss and prepare (for the Parties’ approval) written amendments or modifications to the Development Plan, as appropriate, based on the trial progress and results;

(iii)serve as a forum for each Party to share information and data relating to such Party’s Study Drug with the other Party to the extent that such information and data relates to the safety profile of such Party’s Study Drug, or to the extent that such information and data is reasonably required to inform the Development Plan for the Combined Therapy; and

(iv)discuss and attempt to resolve any issues arising in the conduct of the Combined Therapy Clinical Trials or in connection with the collaboration hereunder, as presented to it by either of the Parties.

(b)Decisions that relate solely to a Party’s Study Drug will be made solely by such Party.

(c)Decisions  that relate solely to the Novartis Alpelisib Metabolite will be made solely by Novartis.

2.3	Adverse Event Reporting.

Olema, as the Sponsor, will be solely responsible for compliance with all Applicable Law pertaining to safety reporting for the Combined Therapy Clinical Trials and related activities.  The Parties will execute a pharmacovigilance agreement promptly following the Effective Date to ensure the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews.  The pharmacovigilance agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Novartis Study Drugs and the Olema Study Drug in the Combined Therapy Clinical Trials, consistent with Applicable Law and in accordance with the terms of the pharmacovigilance agreement.  Such guidelines and procedures shall be in accordance with, and sufficient to enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to, Regulatory Authorities.

2.4Clinical Study Designated Contact.  Each Party will designate an employee within its organization (the “Designated Clinical Contact”) who will coordinate and/or facilitate:

(a)the review of Protocol amendments submitted by Olema for Novartis approval and with whom comments thereon may be discussed;

(b)any Novartis clinical and regulatory responsibilities and communications regarding the Combined Therapy Clinical Trials;

(c)internal Novartis review of any document or regulatory communication and the provision of any Novartis comments; and

(d)discussion of any other  topics, results, or issues relating to the Combined Therapy Clinical Trials requested by Olema or Novartis;

2.5Conduct.  Each Party shall use Commercially Reasonable Efforts to (a) perform and fulfill its respective activities and obligations under the Combined Therapy Clinical Trials and this Agreement on a timely basis and in an effective manner consistent with prevailing standards, (b) supply the quantities of its Compound in accordance with Article 4 as needed to conduct the Combined Therapy Clinical Trials on a timely basis, and, in the case of Olema, package and deliver same to study sites on a timely basis, and (c) in the case of Olema, conduct and complete the Combined Therapy Clinical Trials on a timely basis in accordance with the applicable Protocol and Third Party agreements relating thereto, and provide sufficient resources, funding and personnel to conduct and perform the Combined Therapy Clinical Trials on a timely basis in accordance with the applicable Protocol for same and the terms of this Agreement.  Each Party shall perform its duties and obligations in relation to the Combined Therapy Clinical Trials in accordance with Applicable Law, including GCP, GLP and GMP as applicable.

ARTICLE 3

LICENSE GRANTS

3.1Grants by Novartis.  Novartis hereby grants, and shall cause its Affiliates to grant (effective as of the Effective Date), to Olema and Olema’s Affiliates a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the Novartis Background Patent Rights, Novartis Background Technology and Novartis Regulatory Documentation to use the Novartis Study Drugs in research and development, in the Territory, solely to the extent reasonably needed to conduct the Combined Therapy Clinical Trials, subject to and in accordance with the terms and conditions of this Agreement.  The rights granted under this Section 3.1 include Rights of Cross-Reference to the relevant Novartis Regulatory Documentation to the extent reasonably needed for conducting the activities assigned to Olema in the Development Plan and for conducting the Combined Therapy Clinical Trials (which Rights of Cross-Reference shall survive any expiration or termination of this Agreement with respect thereto).  With respect to such Rights of Cross-Reference, Novartis shall reasonably assist and cooperate with Olema to effect such Rights of Cross-Reference, including by making written authorizations and other filings with the applicable Regulatory Authority as reasonably needed to effect or implement such Rights of Cross-Reference.

3.2Grants by Olema.  Olema hereby grants, and shall cause its Affiliates to grant (effective as of the Effective Date), to Novartis and Novartis’ Affiliates a non-exclusive, non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3), under Olema Background Patent Rights, Olema Background Technology and Olema Regulatory Documentation to use Olema Study Drug in research and development, in the Territory, solely to the extent reasonably needed for Novartis to conduct its specified activities under the Development Plan for the Combined Therapy Clinical Trials and subject to and in accordance with the terms and conditions of this Agreement.    The rights granted under this Section 3.2 include Rights of Cross-Reference to the relevant Olema Regulatory Documentation solely to the extent reasonably needed for conducting the activities assigned to Novartis in the Development Plan.  With respect to such Rights of Cross-Reference, Olema shall reasonably assist and cooperate with Novartis to effect such Rights of Cross-Reference, including by making written authorizations and other filings with the applicable Regulatory Authority as reasonably needed to effect or implement such Rights of Cross-Reference.

3.3Sublicensing.

(a)(i) Either Party shall have the right to grant sublicenses under the licenses granted to it under Sections 3.1 and 3.2 (as applicable), to Affiliates and to Third Parties (including Trial Sites), if reasonably needed for such Party to perform its duties with respect to the conduct of the Development Plan and Combined Therapy Clinical Trials, solely as reasonably needed to assist Olema in carrying out its responsibilities with respect to the Combined Therapy Clinical Trials, and (ii) excluding all Novartis Study Inventions and Novartis Study Patent Rights pertaining to the Novartis Alpelisib Metabolite, Olema shall have the right to grant sublicenses to Trial Sites under the Novartis Study Inventions and Novartis Study Patent Rights for non-commercial, internal research and teaching purposes and for patient care purposes.

(b)With regard to any sublicenses made under this Agreement as permitted hereunder, (i) the sublicensees, except Affiliates (so long as they remain Affiliates), shall be subject to written agreements that bind such sublicensees to obligations that are consistent with such Party’s applicable obligations under this Agreement including confidentiality and non-use provisions no less restrictive than those set forth in herein, and provisions regarding intellectual property that ensure that the Parties will have the rights provided under this Agreement to any intellectual property relating to their Single Agent Compound and/or the Novartis Alpelisib Metabolite and/or the Combined Therapy created by such sublicensee, (ii) such Party shall provide written notice to the other Party of any such sublicense; and (c) the each Party shall remain liable to the other Party for all actions of its sublicensees.

3.4No Implied Licenses.  Except for the rights as specifically and expressly granted and set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patent Rights Controlled by the other Party or its Affiliates.

ARTICLE 4

MANUFACTURE AND SUPPLY

4.1Olema Study Drug Manufacture and Supply.

(a)Olema shall be responsible, [***], for manufacturing, packaging and labeling (or having manufactured, packaged or labeled) GMP-grade quantities of Olema Study Drug, as well as obtaining any other drug (other than the Novartis Study Drugs provided by Novartis pursuant to Section 4.2) required for the conduct of the Combined Therapy Clinical Trials, and shall package and label if and as required by the applicable Protocol and/or applicable Regulatory Authorities all drugs (except with respect to the Novartis Study Drugs, as further described in Section 4.2(a) below) used in the Combined Therapy Clinical Trials, on a timely basis and in accordance with applicable specifications as required for the conduct of the Combined Therapy Clinical Trials.  Olema Study Drug shall be manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to Olema Study Drug used by Olema for its other clinical trials of Olema Study Drug.

(b)Olema shall provide Novartis with prompt notice of any Manufacturing and supply issues with respect to Olema Study Drug or Novartis Study Drugs of which it becomes aware that may adversely impact the conduct or timelines of the Combined Therapy Clinical Trials.

(c)For Section 4.1 of this Agreement, the term “Olema Study Drug” shall mean Olema’s proprietary OP-1250 compound, including salts thereof, and any drug candidate or product containing such compound.

4.2Novartis Study Drugs.

(a)Manufacture and Supply.  Novartis shall Manufacture or have Manufactured the Novartis Study Drugs in such quantities as reasonably needed, and at the points in time as needed to meet the timelines in the applicable Protocol in accordance with the Development Plan, for the Combined Therapy Clinical Trials, and shall supply such Novartis Study Drugs to Olema or its designee for use solely in the Combined Therapy Clinical Trials.  Novartis will, [***], deliver the Novartis Study Drugs in accordance with the terms of the Supply Agreement to the Olema-designated location in the United States for use in the applicable Combined Therapy Clinical Trial, and otherwise subject to and in accordance with the additional delivery information, and qualitative and quantitative criteria specified in the Quality Documentation.  [***] All costs associated with the subsequent transportation, warehousing and distribution of Novartis Study Drugs will be borne by [***].  [***] shall be responsible for the payment of any Third Party License Payments that may be due based on the manufacture, supply and use of the Novartis Study Drugs used in the Combined Therapy Clinical Trials.  The Novartis Study Drugs shall be manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the Novartis Study Drugs used by Novartis for its other clinical trials of the Novartis Study Drugs.  Pursuant to the Quality Documentation, Novartis shall be responsible for the regulatory compliance of the quality of the Novartis Study Drugs at the time the Novartis Study Drugs is Delivered to Olema. Upon Delivery of Novartis Study Drugs to Olema, and with respect to the Novartis Study Drugs, Olema agrees to (i) obtain all required licenses, certificates and permits in connection with the subsequent transportation and storage thereof; (ii) comply with all Regulatory Approvals, including all approvals and licenses, or other requirements pertaining to Novartis Study Drugs; (iii) to maintain the necessary records to comply with all Regulatory Approvals and other Applicable Laws; (iv) to not re-export the Novartis Study Drugs except as authorized in writing by Novartis and in compliance with Applicable Laws; and (v) not to sell, transfer or dispose of Novartis Study Drugs in violation of the export laws of the country from which the Novartis Study Drugs is shipped.  Olema will be responsible for providing Novartis with any information reasonably necessary in order to enable Novartis to fulfill any shipment of Novartis Study Drugs and to comply with all labeling and other applicable legal requirements in the countries in which the Combined Therapy Clinical Trials will be conducted.  [***] will pay all taxes, import duties, sales, use or privilege taxes, value-added taxes, excise or similar taxes or duties levied upon either Party or any Affiliate thereof by any jurisdiction, political subdivision or agency for the supply of Novartis Study Drugs after Delivery thereof to Olema under this Agreement.  Novartis will be responsible for obtaining all required documents and approvals in order for Novartis Study Drugs to clear customs in applicable countries necessary for Delivery of Novartis Study Drugs to Olema hereunder.  Olema will be responsible for obtaining all required documents and approvals in order for Novartis Study Drugs to clear customs in applicable countries in which Novartis Study Drugs will be used after Delivery thereof to Olema; provided, however, that upon Olema’s request, Novartis shall reasonably cooperate and provide Olema with any information necessary to assist Olema in obtaining such customs clearance, [***].  Subject to Section 4.6, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to supply or use of the Novartis Study Drugs in connection with this Agreement.

(b)Use of Novartis Study Drugs Supplied by Novartis to Olema.  Olema shall use the quantities of Novartis Study Drugs supplied to it under this Agreement solely as reasonably needed for, and in accordance with, this Agreement and the applicable Protocol, and for no other purpose, including as a reagent or tool to facilitate its internal research efforts, for any commercial (i.e., non-clinical) purpose, or for other clinical or non-clinical research unrelated to the Combined Therapy Clinical Trials.  Except as may be required or expressly permitted by the applicable Protocol or the Quality Documentation, Olema shall not perform, and shall not allow any Third Party to perform, any analytical testing of the quantities of Novartis Study Drugs supplied to it under this Agreement.  If Study Drug supplied by Novartis is (after delivery by Novartis) lost, damaged, destroyed or becomes (due to fault other than Novartis) unable to comply with applicable specifications while under the control of Olema or any of its (sub)contractors, including common carriers and clinical study sites contracted by Olema, [***].  If Novartis Study Drugs supplied by Novartis is, at the time of delivery to Olema or its designee, non-conforming with the warranty in Section 9.12, or after delivery becomes non-conforming due to fault of Novartis, then [***].

(c)Novartis shall provide Olema with prompt notice of any Manufacturing and supply issues with respect to Novartis Study Drugs of which it becomes aware that may adversely impact the conduct or timelines of the Combined Therapy Clinical Trials

4.3Quality Documentation.  Novartis shall supply the Novartis Study Drugs to Olema or its designee in accordance with the terms of: (i) a separate supply agreement (“Supply Agreement”) governing forecasting, ordering, procedures for acceptance and rejection, and other customary provisions for the supply of the Novartis Study Drugs for the Combined Therapy Clinical Trials, and (ii) a separate quality agreement (“Quality Agreement”) outlining the additional roles and responsibilities relative to the quality of the Novartis Study Drugs in support of the Combined Therapy Clinical Trials (the Supply Agreement and Quality Agreement collectively referred to herein as “Quality Documentation”).  The Parties shall finalize and execute the Quality Documentation before the date on which the first shipment of the Novartis Study Drugs is supplied for use in the Combined Therapy Clinical Trials.   The Quality Documentation shall include the responsibility for quality elements as well as exchanged GMP documents and certifications required to release the Novartis Study Drugs for the Combined Therapy Clinical Trials.  In addition, the Quality Documentation shall detail the documentation required for each shipment of Novartis Study Drugs supplied to Olema or its designee for use in the Combined Therapy Clinical Trials.

4.4Supply Forecast.  Estimated supply and delivery details will be outlined in the Development Plan and will be updated by the Parties by mutual agreement (which agreement can be effected by the Parties’ Designated Supply Contacts and without need for an amendment to this Agreement) based on the actual trial enrollment.  Olema will promptly inform Novartis of any change in its requirements for Novartis Study Drugs, and Novartis will [***].

4.5Shortages.  In the event of a supply interruption or shortage of Novartis Study Drugs as determined by Novartis pursuant to its internal processes and policies (a “Shortage”), such that Novartis reasonably believes that it will not be able to fulfill its supply obligations under this Agreement, Novartis will provide prompt written notice thereof to Olema (including the quantity of Novartis Study Drugs that Novartis reasonably estimates it will be able to supply) and, upon request, the Parties will promptly discuss such situation (including how the quantities of Novartis Study Drugs that Novartis is able to supply under this Agreement will be allocated within the Combined Therapy Clinical Trials).  Notwithstanding anything to the contrary contained herein, in the event of a Shortage of the Novartis Study Drugs, [***]; provided, however, that [***] shall (i) [***], and (ii) [***].

4.6Participating Countries; Customs Valuation.  Olema will provide Novartis in writing with a list of each country in which it proposes to conduct the Combined Therapy Clinical Trials prior to execution of any site agreement or CRO agreement for that country pertaining to a Combined Therapy Clinical Trial.  During the conduct of the Combined Therapy Clinical Trials, Olema will send in writing any changes to the list of participating countries to Novartis [***]. If no changes are sent to Novartis by Olema for a particular [***], the prior [***] participating country list will be used as the basis for customs valuation for that [***]. Novartis will provide Olema with country-specific customs valuations initially for the Novartis Study Drugs prior to initiation of the Combined Therapy Clinical Trials and at the end of each [***] during the conduct of the Combined Therapy Clinical Trials.  Olema will use the Novartis provided values for the import/export process in the listed participating countries and not make any change to such valuations without Novartis’s prior written consent.

4.7Designated Supply Contact.  Each Party will designate an individual (the “Designated Supply Contact”) that a Party may contact to assist with coordinating supplies and facilitating the resolution of any issues or concerns arising in connection with the supply of the Novartis Study Drugs for use in the Combined Therapy Clinical Trials, except as required by Applicable Law.

ARTICLE 5

RESPONSIBILITIES

5.1Specific Responsibilities of Olema.  Olema shall, subject to the terms of the applicable Protocol, applicable terms and conditions of the Development Plan and this Agreement, and any other written agreement between the Parties relating to the Combined Therapy Clinical Trials, manage and be responsible for the conduct of the Combined Therapy Clinical Trials, including timelines and contingency planning.  particular, and not in limitation of the foregoing, Olema shall use Commercially Reasonable Efforts to perform (itself and/or through Third Parties, including Trial Sites, CROs and investigators) and/or be responsible for the following (items (a) to (p) below, collectively the “Operational Matters”) with respect to the Combined Therapy Clinical Trials:

(a)compiling, amending and filing all necessary Combined Therapy Clinical Trials Regulatory Documentation with Regulatory Authority(ies), maintaining and acting as the sponsor of record as provided in 21 CFR 312.50 (and applicable comparable ex-US laws) with responsibility, unless otherwise delegated in accordance with 21 CFR 312.52 (and applicable comparable ex-US laws), for the Combined Therapy Clinical Trials and making all required submissions to Regulatory Authorities related thereto on a timely basis;

(b)conducting clinical study start-up activities, communicating with and obtaining approval from IRBs for the applicable Protocol and other relevant documents, and clinical study subject recruitment and retention activities, all for the Combined Therapy Clinical Trials;

(c)listing of the Combined Therapy Clinical Trials, if it is required to be listed on a public database, on www.clinicaltrials.gov or other applicable public registry in any country in which such Combined Therapy Clinical Trials is being conducted, all in accordance with Applicable Law and in accordance with Olema’s internal policies relating to clinical trial registration;

(d)providing Novartis with reasonable advance notice of meetings or other non-written communications with a Regulatory Authority regarding the Combined Therapy Clinical Trials, and the opportunity to participate in each such meeting or other non-written communication to the extent such meeting or communication involves a safety, efficacy or toxicology issue relating to the Combined Therapy or the Novartis Study Drugs or the Novartis Alpelisib Metabolite or any other matter that likely could have an adverse effect on the Novartis Study Drugs.  In such case that Olema intends to provide such a communication that relates to the Novartis Study Drugs or the Novartis Alpelisib Metabolite, Olema will provide Novartis with the opportunity to review and provide comments to Olema within [***] receipt thereof from Olema, and, if materially inconsistent with the applicable Protocol, approve such submissions and written correspondence with a Regulatory Authority to the extent that it relates to the Novartis Study Drugs or the Novartis Alpelisib Metabolite;

(e)provide Novartis (i) a written summary of meetings or other non-written communications with a Regulatory Authority within [***] of such meeting or communication, and (ii) copies of any official correspondence to or from a Regulatory Authority within [***] receipt or provision, in each case of (i) or (ii) to the extent involving a safety, efficacy or toxicology issue relating to the Combined Therapy or the Novartis Study Drugs or the Novartis Alpelisib Metabolite or any other matter that likely could have an adverse effect on the Novartis Study Drugs, and copies of all material Combined Therapy Clinical Trials Regulatory Documentation and correspondence that relates to same within [***] of submission to Regulatory Authorities;

(f)subject to the terms of this Agreement, the selection and payment of, negotiation of the terms of, contracting with, managing and overseeing compliance of its agreement by and the receipt of contract deliverables from, any CRO or vendor selected by Olema to assist in the performance of the Combined Therapy Clinical Trials.  Olema shall have the responsibility to determine and approve contract deliverables that adhere to the terms of this Agreement and manage contract performance, including executing Trial Site contracts, drafting and obtaining IRB approval for Trial Site informed consent forms (each an “ICF”), obtaining signed ICFs, and monitoring clinical plans.  Olema will be responsible for ensuring that, to its knowledge, the terms of all such contracts and ICFs: (i) do not conflict with the terms of this Agreement, (ii) allow Olema to provide Novartis with access to and use of Study Data, Samples, and other applicable information and documents resulting from the Combined Therapy Clinical Trials as required pursuant to this Agreement (and in no event less than the same use rights thereto granted to Olema), (iii) do not by their express terms adversely affect the Novartis Background Technology or Novartis Background Patent Rights (or the enforcement or defense thereof), the Combined Therapy, or the Novartis Study Drugs as monotherapy, (iv) do not impose a new obligation, whether direct, indirect, or contingent, upon Novartis that is not set forth in this Agreement, (v) retain each of the Parties’ respective intellectual property rights in Olema Study Drug, Novartis Study Drugs, the Novartis Alpelisib Metabolite and Combined Therapy consistent with this Agreement, and (vi) comply with Applicable Law;

(g)providing Novartis (if previously prepared by Olema and if requested by Novartis) with copies of the draft and final global site templates of the applicable Combined Therapy Clinical Trial’s ICF.  Olema shall ensure that each ICF does not impose any financial obligation, liability, damages or other cost upon Novartis with respect to any injury (including death) suffered by a Combined Therapy Clinical Trial subject whether or not resulting from the administration of the Novartis Study Drugs or direct a study subject to Novartis to seek reimbursement for any costs or seek compensation for any injury incurred in connection with the Combined Therapy Clinical Trials;

(h)if requested by Novartis, providing Novartis within [***] with minutes from any and all external drug safety monitoring boards for the Combined Therapy Clinical Trials after receipt by

Olema, to the extent relating to the Novartis Study Drugs, the Novartis Alpelisib Metabolite, or the Combined Therapy;

(i)Informing and updating Novartis on a [***] basis (with significant issues to be communicated promptly after Olema becomes aware of same) regarding a reasonable summary of all Operational Matters, so that if Novartis has any significant concerns or material disagreements regarding same, the matter can be discussed with Olema.  It is expected that at least [***] during the Term shall be in person at an Olema facility (or as otherwise agreed).  The other [***] meetings [***] need not be in person and may be by telephone or any other method determined by the Parties.  Each Party will bear its own costs associated with attending such meetings.  Without limiting the foregoing, Olema shall inform Novartis on a [***] basis as to the overall Combined Therapy Clinical Trials progress -- [***], and any other Combined Therapy Clinical Trials-related matters reasonably requested by Novartis to the extent involving a safety, efficacy or toxicology issue relating to the Combined Therapy or the Novartis Study Drugs or the Novartis Alpelisib Metabolite or any other matter that likely could have an adverse effect on the Novartis Study Drugs;

(j)owning and being responsible for (or appointing a Third Party to be responsible for) the maintenance of the Global Safety Database and being responsible for safety reporting, collecting, evaluating and reporting Serious Adverse Events, other safety data and any further pharmacovigilance information from the Combined Therapy Clinical Trials;

(k)analyzing the Study Data in a timely fashion and providing Novartis with access to the Study Data after Olema is in possession thereof, as follows:

(i)top line data and a copy of all Clinical Study Reports (CSRs) for the Combined Therapy Clinical Trials, in each case, as and promptly after being received by Olema’s clinical management;

(ii)if requested by Novartis, sharing with Novartis for review and comment clinical summaries  and/or final clinical trial report (and/or statistical analysis in accordance with the applicable Protocol) from the applicable Combined Therapy Clinical Trial;

(iii)if requested by Novartis, within [***], access to those safety databases that will be used for any interim review by an external consultant (or drug safety monitoring board, if required) for the applicable Combined Therapy Clinical Trial;

(iv)if requested by Novartis, [***], access to case report forms or patient profiles for all patients in the applicable Combined Therapy Clinical Trial;

(v)if requested by Novartis, within [***], an electronic copy of the clean database (the form and format of the clean database to be reasonably acceptable to both Parties);

(vi)if requested by Novartis, subject to any third party requirements, providing Novartis with any programs or SAS codes to be used for any statistical analysis plan for the Combined Therapy Clinical Trials; and

(vii)(A) safety analyses, (B) new and/or changing Safety Signals and Safety Issues, (C) new and/or changing toxicology and efficacy signals, and (D) any statistical analysis, immunogenicity analysis, or bioanalysis, in each case relating to the Novartis Study Drugs, the Novartis Alpelisib Metabolite, Olema Study Drug and/or the Combined Therapy, arising from or in connection with the conduct of the Combined Therapy Clinical Trials, as and when the same are received by Olema;

(l)obtaining supplies of any co-medications, to the extent any such co-medications are required for use in the Combined Therapy Clinical Trials, and providing to Novartis any information related to the Combined Therapy Clinical Trials that is provided to the manufacturer of any co-medication within [***];

(m)if requested by Novartis, providing information regarding the pharmacokinetics, efficacy and safety of Olema Study Drug in combination with the Novartis Study Drugs in the Combined Therapy Clinical Trials;

(n)performing either directly or through third parties collection of Samples required by the applicable Protocol;

(o)handling and addressing inquiries from the Combined Therapy Clinical Trials subjects and investigators; and

(p)such other responsibilities as may be agreed to in writing by the Parties.

5.2Novartis Operational Responsibilities.  Novartis shall be responsible for the following activities:

(a)Manufacturing and supplying GMP-grade quantities of the Novartis Study Drugs, as further described in Article 4 above, subject to and in accordance with the Development Plan and applicable Protocol, and, where and to the extent provided in the Quality Documentation, providing GMP information and documentation that is reasonably needed by Olema Qualified Person (as such term will be defined in the Quality Documentation) to release Novartis Study Drugs for the Combined Therapy Clinical Trials;

(b)where and to the extent provided in the Quality Documentation, providing for the release by a Novartis Qualified Person or providing the necessary documentation in support of such quality release, of the Novartis Study Drugs if such release is required for the Combined Therapy Clinical Trials;

(c)to the extent reasonably needed for the conduct of the Combined Therapy Clinical Trials, providing a Right of Cross-Reference to the relevant Regulatory Documentation for the Novartis Study Drugs as set forth in Section 2.1(c) and (e), and Section 3.1;

(d)conducting such study-related activities as are assigned to Novartis in the Development Plan and for collaborating with Olema in such study activities; and

(e)such other responsibilities as may be agreed to in writing by the Parties.

5.3Development Costs.  Expenses incurred as described in Sections 4.1 and 4.2 (regarding manufacture and supply) and Article 6 (regarding intellectual property) shall be borne or shared by the Parties as provided in such respective Articles. Novartis will reimburse Olema for Direct Outside Costs it incurs related to conducting the activities under the Development Plan in conducting the Combined Therapy Clinical Trials.  Novartis shall make a total payment of not to exceed USD$[***] USD) as set forth in the Budget.  All payments shall be made against invoices, which will be issued by Olema in the form set forth in Appendix C (an “Invoice”).  Within [***] after the end of each Quarter during the Term, Olema will prepare a detailed accounting of the total Direct Costs incurred during such Quarter and shall send a copy of such accounting to Novartis.  The Parties shall jointly determine (within [***] thereafter) the appropriate reimbursement from Novartis so that the total Direct Costs for the Quarter in accordance with the Budget are paid by Novartis, and Olema shall issue an Invoice for the agreed-upon amount.  All payments shall be made [***] of the relevant Invoices. Olema shall maintain accurate records and book of account relating to this Agreement in accordance with accepted accounting practices to ensure the funds provided by Novartis are spent in accordance with this Agreement.  Olema shall make such records and books available to Novartis upon reasonable advance written notice and at Novartis’ expense during Olema’s normal business hours, under conditions of confidentiality, but not more frequent than once each calendar year.

5.4Other Clinical Trials.  Nothing in this Agreement shall preclude either Party from conducting any other clinical trials as it may determine in its discretion, so long as it does not use or rely on the Confidential Information that is solely owned by the other Party in doing so.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1Background Technology.  Olema retains and shall retain and reserve all rights in and to all Olema Background Technology and Olema Background Patent Rights, subject only to the limited license rights expressly granted to Novartis in this Agreement.  Novartis retains and shall retain and reserve all rights in and to all Novartis Background Technology and Novartis Background Patent Rights, subject only to the limited license rights expressly granted to Novartis in this Agreement.

6.2Inventions and related Patent Rights.  All rights to Study Inventions are and shall be allocated as follows:

(a)Olema Ownership.  Subject to the terms of this Agreement, all Olema Study Inventions (including all IP rights therein) and Olema Study Patent Rights are and shall be owned solely by Olema, and Olema will have the full right to exploit such Olema Study Inventions and Olema Study Patent Rights without the consent of, or any obligation to account to, Novartis.  Novartis shall assign and hereby assigns (and shall cause its Affiliates and contractors to assign) the entire rights, title and interests in any Olema Study Inventions (including all IP rights therein) and Olema Study Patent Rights to Olema.  Novartis shall execute such further documents and provide other assistance as may be reasonably requested by Olema to perfect Olema’s rights in all such Olema Study Inventions and Olema Study Patent Rights, all at Olema’s expense.  Olema shall have the sole right, but not any obligation, to Prosecute and maintain any Olema Study Patent Rights at its own expense.

(b)Novartis Ownership.  Subject to the terms of this Agreement, all Novartis Study Inventions (including all IP rights therein) and Novartis Study Patent Rights are and shall be owned solely by Novartis, and Novartis will have the full right to exploit such Novartis Study Inventions and Novartis Study Patent Rights without the consent of, or any obligation to account to, Olema.  Subject to the provisions of Olema’s agreements with Trial Sites pertaining to the Combined Therapy Clinical Trials to the contrary (which agreements Olema hereby represents and warrants will not contain terms materially less preferential to Novartis’ ownership of Novartis Study Inventions and joint ownership of Combined Therapy Inventions than terms therein governing Olema’s ownership of Olema Study Inventions and joint ownership of Combined Therapy Inventions), Olema shall assign and hereby assigns (and shall cause its Affiliates and contractors to assign) all its right, title and interest in any Novartis Study Inventions and Novartis Study Patent Rights to Novartis.  Olema shall execute such further documents and provide other assistance as may be reasonably requested by Novartis to perfect Novartis’ rights in such Novartis Study Inventions and Novartis Study Patent Rights, all at Novartis’ expense. Novartis shall have the sole right but not the obligation to Prosecute and maintain any Novartis Study Patent Rights at its own expense.

(c)Combined Therapy Inventions.

(i)Subject to the provisions of Olema’s agreements with Trial Sites pertaining to the Combined Therapy Clinical Trials to the contrary (which agreements Olema hereby represents and warrants will not contain terms materially less preferential to Novartis’ ownership of Novartis Study Inventions and joint ownership of Combined Therapy Inventions than terms therein governing Olema’s ownership of Olema Study Inventions and joint ownership of Combined Therapy Inventions), all Combined Therapy Inventions (including all IP rights therein) and Combined Therapy Patent Rights shall be jointly owned by the Parties, with each Party having an undivided one-half interest in all Combined Therapy Inventions and Combined Therapy Patent Rights, and each Party shall have the right to freely exploit, in the Territory, the Combined Therapy Inventions and Combined Therapy Patent Rights, both within and outside the scope of this Agreement, without the consent of, or accounting or any other obligation to, the other Party (except as expressly set forth in this Section 6.2(c) and Section 6.2(d) with regard to the Prosecution, maintenance and enforcement of Combined Therapy Patent Rights) and each Party may use, exploit and grant licenses (with right to sublicense), for use and exploitation in the Territory, to Third Parties under its interests in such Combined Therapy Inventions and Combined Therapy Patent Rights.

(ii)[***], using outside counsel selected by [***], shall have the sole rights and responsibility (except as otherwise provided below), and at its sole discretion, for Prosecuting patent applications, and maintaining issued Patents, within the Territory that Cover potentially patentable inventions within the Combined Therapy Inventions.  [***] shall keep [***] reasonably advised as to material developments and steps to be taken with respect to its Prosecuting any such Patent Rights and shall furnish [***] with copies of applications for such Combined Therapy Patent Rights, amendments thereto and other related material correspondence to and from patent offices, and permit [***] a reasonable opportunity to review and offer comments prior to submitting such applications and material correspondence to the applicable governmental authority (and will take [***] comments into account in preparing same).  [***] shall reasonably assist and cooperate in [***] Prosecuting and maintaining the Combined Therapy Patent Rights, including the timely provision of all documents in [***] possession required under national provisions to register said assignment of rights with the corresponding national authorities.  Notwithstanding the foregoing, [***] shall not knowingly take any position in a submission to a patent office concerning a patent application for a Combined Therapy Patent Right that interprets the scope of a claim in a [***] Background Patent Right or [***] Study Patent Right without the prior written consent of [***], such consent not to be unreasonably withheld.  [***] shall be reimbursed by [***] for [***] of any costs and expenses incurred in Prosecuting Combined Therapy Patent Rights and the subsequent maintenance of Combined Therapy Patent Rights, such that [***] shall be responsible for [***] of all such costs and expenses.  From time-to-time, [***] shall invoice [***] for [***] of the amounts of such costs and expenses incurred, and [***] shall pay [***] such invoiced amounts within [***] after receipt of an invoice therefor. If [***] does not reimburse [***] for [***] of [***] Prosecution costs and expenses incurred by [***] as to a particular Combined Therapy Patent Right in a country within such [***] period, then [***] will send written notice (“Warning Letter”) to the [***] contacts listed in Section 12.6 which must contain a statement that [***] failure to pay the stated amount within [***] of the date on the written notice will cause the assignment of [***] Combined Therapy Patent Right to [***].  If [***] does not reimburse [***] for [***] of [***] Prosecution costs and expenses incurred by [***] as to a particular Combined Therapy Patent Right in a country within [***] following the date of the Warning Letter, then [***] shall, on [***] written request, [***].

(iii)The Parties shall discuss in good faith whether and on what terms [***] shall take the lead in Prosecuting any particular Combined Therapy Patent Rights in particular countries.  In the event [***] decides not to Prosecute (or continue Prosecution of) a particular Combined Therapy Patent Right in a given country, then [***] shall give [***] written notice of such decision, and in such case [***] shall have the right (but not obligation) to Prosecute and maintain such Combined Therapy Patent Right in such country in its own name and at its own expense.  In this case,  [***] shall promptly assign its rights to such Combined Therapy Patent Right in said country to [***] solely in such country, and [***] shall grant, and hereby grants, to [***] an irrevocable, perpetual, fully-paid, non-exclusive license, with the right to grant and authorize sublicenses, under such Combined Therapy Patent Rights to make, have made, use, sell, offer for sale, import and other exploit products and services in such country (which license shall survive any expiration or termination of this Agreement), provided [***] has reimbursed [***] for [***] of [***] Prosecution costs and expenses incurred under this subsection (iii).  In such case, [***] shall provide [***] reasonable assistance in [***] Prosecution (at [***] expense) of such assigned Combined Therapy Patent Right in such country, including the timely provision of all documents in [***] possession required under national provisions to register said assignment of rights with the corresponding national authorities at the sole expenses of the Party who wishes to file or maintain such Combined Therapy Patent Right in that given country.

(d)Separation of Patent Rights. In order to more efficiently enable the Prosecution and maintenance of the Novartis Study Patent Rights, Olema Study Patent Rights, and the Combined Therapy Patent Rights relating to applicable Study Inventions as provided and described above, the Parties will use good faith efforts to separate Novartis Study Patent Rights, Olema Study Patent Rights, Combined Therapy Patent Rights, Novartis Background Patent Rights and Olema Background Patent Rights into separate patent filings to the extent reasonably possible and without adversely impacting such Prosecution and maintenance or the scope of the protected patentable subject matter.

6.3Disclosure and Assignment of Inventions.  Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Study Inventions prior to any public disclosure thereof or filing of Patent Rights therefor and allowing sufficient time for comment by the other Party.  In addition, each Party shall, and does hereby, assign, and shall cause its Affiliates and contractors to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions as well as any Patent Rights and other intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership provided for in Sections 6.2(a) and 6.2(b) and the joint ownership provided for in Section 6.2(c).

6.4Infringement of Patent Rights by Third Parties.

(a)Notice.  Each Party shall promptly notify the other Party in writing of any Infringement of Combined Therapy Patent Rights, of which it becomes aware.

(b)Infringement of Olema Patent Rights.  For all Infringements of Olema Study Patent Rights or Olema Background Patent Rights anywhere in the world, Olema shall have the exclusive right to enforce its Patent Rights against such Infringements as it may determine in its sole and absolute discretion (including settling any such enforcements), and Olema shall bear all related expenses and retain all related recoveries.  Novartis shall reasonably cooperate with Olema or its designee (to the extent Novartis has relevant information arising out of this Agreement), at Olema’s request and expense, in any such action to enforce such Patent Rights.

(c)Infringement of Novartis Patent Rights.  For all Infringements of Novartis Study Patent Rights or Novartis Background Patent Rights anywhere in the world, Novartis shall have the exclusive right to enforce its Patent Rights against such Infringements as it may determine in its sole and absolute discretion (including settling any such enforcements), and Novartis shall bear all related expenses and retain all related recoveries.  Olema shall reasonably cooperate with Novartis or its designee (to the extent that Olema has relevant information arising out of this Agreement), at Novartis’s request and expense, in any such action to enforce such Patent Rights.

(d)Infringement of Combined Therapy Patent Rights.

(i)With respect to Infringements of Combined Therapy Patent Rights, the Parties shall discuss reasonably and mutually agree as to whether to bring an enforcement action to seek the removal or prevention of such Infringements and damages therefor and, if so, which Party shall bring such action, with any costs and expenses relating thereto to be allocated in accordance with Section 6.4(d)(ii).

(ii)Regardless of which Party brings an enforcement action pursuant to Section 6.4(d)(i) or whether the Parties reach agreement to initiate such an enforcement action, the other Party hereby agrees to cooperate reasonably in any such action, including, if required, by bringing a legal action, furnishing a power of attorney or joining as a plaintiff to such a legal action.  If the Parties mutually agree to bring an enforcement action, Novartis shall be responsible for [***], and Olema shall be responsible for [***] (or as the Parties otherwise agree in writing), of the reasonable and verifiable external costs and expenses incurred in connection with any such action.  If either Party recovers monetary damages from any Third Party in an enforcement action agreed to by the Parties, such recovery shall be allocated first to the reimbursement of any actual, unreimbursed external costs and expenses incurred by either of the Parties in such litigation pro rata in accordance with the aggregate amounts spent by both Parties, and any remaining amounts shall be split [***] to Olema and [***] to Novartis, unless the Parties agree in writing to a different allocation.  If the Parties do not agree to initiating such an enforcement action, then either Party may initiate such action, under the following terms:   (A) [***] and (B) [***].  Neither Party shall enter into any settlement of any enforcement action under this Section 6.4(d) without the prior written consent of the other Party, such consent not to be unreasonably withheld.

6.5Infringement of Third Party Rights.

(a)Notice.  If activities conducted by a Party relating to the Combined Therapy Clinical Trials or otherwise pursuant to this Agreement become the subject of a claim of infringement or misappropriation of a patent, copyright or other proprietary right by a Third Party (“3rd Party Infringement Claim”) anywhere in the world against a Party, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim.

(b)Defense.  If both Parties are charged with infringement pursuant to a 3rd Party Infringement Claim described in Section 6.5(a), each Party shall have the right to defend itself against such claim, and the Parties shall discuss in good faith defending such claim jointly.  If only one Party is charged with infringement in such 3rd Party Infringement Claim, such Party will have the first right but not the obligation to defend such claim.  If the charged Party does not commence actions to defend such claim within [***] after request by the other Party to do so, then the other Party shall have the right, but not the obligation, to defend any such claim to the extent such claim pertains to the other Party’s Single Agent Compound.  In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the 3rd Party Infringement Claim and shall have the right to participate with separate counsel at its own expense (but solely with respect to its interests, and shall not interfere with the defending Party’s defense of the claim), and the defending Party shall consider comments and suggestions on strategy for defending the action by the non-defending Party in good faith.  The Party defending the claim shall [***] and shall [***].  If the Parties jointly defend the claim, Olema shall bear [***], and Novartis shall bear [***] of any external costs and expenses of the defense of any such Third Party infringement claim; provided, however, that, notwithstanding the foregoing, if the claim relates solely to one Party’s Compound, such Party will bear one hundred percent (100%) of the costs and expenses of the defense of such claim and shall have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim.  Neither Party shall enter into any settlement of any such Third Party infringement action under this Section 6.5 concerning activities under this Agreement or the Combined Therapy that materially negatively affects the other Party’s rights under this Agreement or imposes any material obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld or delayed, except that a Party may settle any claim that solely relates to its Single Agent Compound without the consent of the other Party and Novartis may settle any claim that solely relates to the Novartis Alpelisib Metabolite without the Consent of Olema as long as such other Party’s rights under this Agreement are not materially adversely impacted (and in the case such a settlement would materially adversely affect the other Party’s rights under this Agreement, such settlement cannot be entered into, unless the Party obtains such other Party’s prior written consent, not to be unreasonably withheld or delayed).

6.6Clinical Trial Regulatory Documentation.  Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, Olema shall solely own all right, title and interest in and to the Combined Therapy Clinical Trials Regulatory Documentation; provided, however, that for clarity, Novartis shall retain sole and exclusive ownership of any Novartis Regulatory Documentation that is submitted with or referenced in the Combined Therapy Clinical Trials Regulatory Documentation and that Olema shall retain sole and exclusive ownership of any Olema Regulatory Documentation that is submitted with or referenced in the Combined Therapy Clinical Trials Regulatory Documentation.  This Section 6.6 is without limitation of any other disclosure obligations under this Agreement.

6.7No Other Use.  Except as expressly provided or permitted in Section 6.2, Olema agrees not to apply for any Patent Rights based on or containing Novartis Confidential Information, and to give no assistance to any Third Party for such application without Novartis’s prior written authorization, and Novartis agrees not to apply for any Patent Rights based on or containing Olema’s Confidential Information, and to give no assistance to any Third Party for such application without Olema’s prior written authorization.

6.8Joint Research Agreement.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 USC § 100 (h).

ARTICLE 7

RECORDS AND STUDY DATA

7.1Records.  Each Party shall maintain complete and accurate records of all work conducted with respect to the Combined Therapy Clinical Trials and of all Study Inventions and Study Data made, discovered or generated by or on behalf of such Party or its Affiliate, or by the Parties together, in the course of such Party’s (ies’) efforts with respect to the Combined Therapy Clinical Trials.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Combined Therapy Clinical Trials in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

7.2Ownership of Study Data.  As between Novartis and Olema, (a) Novartis shall own the particular Study Data that relate exclusively to the Novartis Study Drugs and the particular Study Data that relates exclusively to the Novartis Alpelisib Metabolite (collectively, “Novartis Study Data”), and Olema shall own the particular Study Data that relate exclusively to Olema Study Drug (“Olema Study Data”), and (b) both Parties shall jointly own any and all Study Data that is not Olema Study Data or the Novartis Study Data (“Combined Therapy Study Data”).  Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, its right, title and interest in and to any Study Data as is necessary to fully effect the foregoing ownership, and agrees to execute all instruments as may be reasonably necessary to effect same.

7.3Use of Study Data.

(a)Use of a Party’s Own Study Data.  Novartis may use and analyze the Novartis Study Data for any purpose without obligation or accounting to Olema, who shall hold the Novartis Study Data in confidence pursuant to this Agreement.  Olema may use and analyze Olema Study Data for any purpose without obligation or accounting to Novartis, who shall hold Olema Study Data in confidence pursuant to this Agreement.

(b)Use of Combined Therapy Study Data by Novartis.  As between Novartis and Olema, Novartis and its Affiliates and (sub)licensees have the rights in the Territory to use, analyze and exploit the Combined Therapy Study Data for all purposes, including in connection with the independent development, commercialization or other exploitation of the Novartis Study Drugs or the Novartis Alpelisib Metabolite (each alone or in combination with other drugs and/or other pharmaceutical agents), without the consent of, or any obligation to account to, Olema; provided that nothing in the foregoing grants or shall grant, or is intended or shall be construed as granting, Novartis or its Affiliates or (sub)licensees, any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale, or import Olema Study Drug anywhere in the Territory.  Subject to Section 7.5, the results of all such analyses or uses shall be owned by Novartis, including any intellectual property arising out of same, unless the Parties shall have agreed otherwise in a writing separate from this Agreement.  The Novartis rights in this subsection (b) are subject to the disclosure limitation in subsection (e) below.

(c)Use of Combined Therapy Study Data by Olema.  As between Olema and Novartis, Olema and its Affiliates and (sub)licensees have the rights in the Territory to use, analyze and exploit the Combined Therapy Study Data for all purposes, including in connection with the independent development, commercialization or other exploitation of Olema Study Drug (alone or in combination with other drugs and/or other pharmaceutical agents other than Novartis Study Drugs and the Novartis Alpelisib Metabolite), without the consent of, or any obligation to account to, Novartis; provided that nothing in the foregoing grants or shall grant, or is intended or shall be construed as granting, Olema or its Affiliates or (sub)licensees, any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale, or import the Novartis Study Drugs or the Novartis Alpelisib Metabolite in the Territory.  Subject to Section 7.5, the results of all such analyses or uses shall be owned by Olema, including any intellectual property arising out of same, unless the Parties shall have agreed otherwise in a writing separate from this Agreement.

(d)[***].  Each Party may use, and may disclose to a Third Party for such use, under obligations of confidentiality consistent with this Agreement, the Combined Therapy Study Data and the Study Data that relate exclusively to its Compound, to [***].  Unless otherwise mutually agreed by the Parties in writing, and except as otherwise agreed with any Third Party, each Party will [***], and if requested by the other Party, it shall, to the extent allowed under applicable Third Party agreements, grant to the other Party a [***].  The Parties will discuss in good faith any opportunities to jointly participate in [***].

(e)Limitation on Disclosure of Data.  The Parties agree that, prior to the publication of the Combined Therapy Study Data,  neither Party (or its Affiliate or sublicensee) shall publicly disclose such Combined Therapy Study Data without the written agreement of the Parties, such agreement not to be unreasonably withheld if requested by a Party, and subject to Section 8.4.  The Parties agree to cooperate reasonably and in good faith, as provided in Section 8.4, for the orderly and prompt publication of the Combined Therapy Study Data, in accordance with industry standards, and with the clinical trial agreements with the Trial Sites that conduct the Combined Therapy Clinical Trials.

7.4Access to Study Data.  Subject to the provisions of this Article 7, each Party shall have access to all Study Data (including de-identified patient records) as and to the extent allowed in Trial Site agreements (which agreements [***]).  Olema shall make such Study Data in its possession available to Novartis on a [***] basis within a reasonable period of time, but not to exceed [***], after [***].

7.5Samples.  All Samples shall be [***].  Any such Samples shall be collected in accordance with the applicable Protocol and applicable ICFs.  Any data and intellectual property arising out of such Sample use shall be [***]; provided that, to the extent that any such data or intellectual property relates solely to the Combined Therapy (or biomarkers solely for use with the Combined Therapy), shall be considered Combined Therapy Study Data, Combined Therapy Inventions and/or Combined Therapy Patent Rights, as the case may be.  Samples will be stored for future use in [***] sample repository.  If [***], and provided that sufficient quantities of Samples are available and subject to the terms of the applicable ICF and Applicable Law, [***] and, to the extent that such tests are performed, [***].  If the Parties agree that they no longer have a use for the Samples, then the remaining Samples will be destroyed pursuant to [***] standard operating procedures for sample retention and destruction, subject to the terms of and permission(s) granted in the informed consent forms signed by the subjects contributing the Samples in the Combined Therapy Clinical Trials.

ARTICLE 8

CONFIDENTIALITY

8.1Nondisclosure of Confidential Information.

(a)  Prior to the Effective Date, Olema and Novartis entered into that certain Nondisclosure Agreement [***] (the “CDA”).  As it relates to disclosures pursuant to this Agreement involving the Novartis Study Drugs, Olema Study Drug or the Combined Therapy solely with respect to conduct of the Combined Therapy Clinical Trials (including plans for such study or its conduct) only, and subject to the provisions of Section 8.7 and Section 12.11 hereof, the CDA is hereby superseded and replaced by the terms of this Agreement, and any Confidential Information disclosed hereunder relating to or for the purpose of conducting the Combined Therapy Clinical Trials disclosed by either Party to the other Party shall be Confidential Information (of the disclosing Party) subject to the terms of this Agreement, and each of the Parties shall treat all such Confidential Information as such in accordance with the terms hereof.  All written, visual, oral and electronic data, information, know-how or other proprietary information or materials, both technical and non-technical, disclosed by one Party to any other Party pursuant to this Agreement, or prior to the Effective Date and relating to matters contemplated by this Agreement, and disclosed hereunder, shall be “Confidential Information” of the disclosing Party.  All Study Data and Study Inventions shall be the Confidential Information of the Party owning such Study Data or Study Invention (as provided in Section 7.2 with regard to Study Data and Section 6.2 with regard to Study Inventions).  For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) all Olema Study Inventions, Olema Background Technology and Olema Regulatory Documentation shall be Confidential Information of Olema, and Novartis shall be deemed the receiving Party with respect thereto, and (ii) all Novartis Study Inventions, Novartis Background Technology, and Novartis Regulatory Documentation shall be Confidential Information of Novartis, and Olema shall be deemed the receiving Party with respect thereto.

(b)The Parties agree that the terms of this Agreement shall be treated as Confidential Information of each of the Parties, and thus may be disclosed by either Party only as permitted by Section 8.3.  Except as required by Applicable Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party (such consent not to be unreasonably withheld), except as permitted by Sections 8.3 and 8.4.

(c)Except to the extent expressly authorized in this Article 8, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] thereafter, it shall (A) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (including information relating to this Agreement or the transactions contemplated hereby or the terms hereof), (B) treat the other Party’s Confidential Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care; and (C) reproduce the disclosing Party’s Confidential Information solely to the extent reasonably needed to accomplish the receiving Party’s obligations under this Agreement or exercise the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information.  Notwithstanding anything to the contrary in this Section 8.1, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, consultants, contractors, agents or permitted (sub)licensees solely on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations under this Agreement and exercising the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement; provided, however, that (1) any such employees, consultants, agents or permitted (sub)licensees are bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of such employees, consultants, agents or permitted (sub)licensees with such obligations.

(d)Each receiving Party acknowledges that in connection with its and its representatives examination of the Confidential Information of the disclosing Party, the receiving Party and its representatives may have access to material, non-public information, and that the receiving Party is aware, and will advise its representatives who are informed as to the matters that are the subject of this Agreement, that State and Federal laws, including United States securities laws, may impose restrictions on the dissemination of such information and trading in securities when in possession of such information.  Each receiving Party agrees that it will not, and will advise its representatives who are informed as to the matters that are the subject of this Agreement to not, purchase or sell any security of the disclosing Party on the basis of the Confidential Information of the disclosing Party to the extent such Confidential Information constitute material nonpublic information about the disclosing Party or such security.

(e)Combined Therapy Study Data shall be treated as Confidential Information of each Party and shall not be disclosed to Third Parties except to the extent:  (i) it falls within the exceptions set forth in Section 8.2 below, (ii) is authorized under this Section 8.1 or Section 8.3 to be disclosed, (iii) is required to be filed with a Regulatory Authority or included in a product’s label or package insert, (iv) is reasonably necessary to be disclosed in order for a Party to exercise its rights under Section 8.3, or (v) is disclosed pursuant to Section 8.4.

8.2Exceptions.  The obligations in Section 8.1 shall not apply with respect to any specific portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:

(a)was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (i) at the time of disclosure by the disclosing Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(b)was generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or

(e)was independently discovered or developed by the receiving Party (or its Affiliates) without the use of, or reference to, the Confidential Information of the disclosing Party.

8.3Authorized Disclosure.  Notwithstanding any other provision of this Agreement and excluding Novartis Confidential Information related to the Novartis Alpelisib Metabolite for Section 8.3(a), (b), and (g) herein, each Party may disclose particular Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)filing or prosecuting Patent Rights pursuant to Section 6.2(c);

(b)prosecuting or defending litigation;

(c)complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed;

(d)disclosure, in connection with the performance of this Agreement, to Affiliates, permitted (sub)licensees, contractors, IRBs, CROs, academic institutions, consultants, agents, investigators, and employees and contractors engaged by Study Sites and investigators involved with the Combined Therapy Clinical Trials, each of whom prior to disclosure must be bound by terms of confidentiality and non-use at least as protective of Confidential Information as those set forth in this Article 8;

(e)disclosure of the Combined Therapy Study Data, Combined Therapy Inventions and Combined Therapy Patent Rights to Regulatory Authorities in connection with the development of the Combined Therapy, Olema Study Drug or the Novartis Study Drugs;

(f)disclosure of relevant safety information contained within the Combined Therapy Study Data to investigators, IRBs and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of Olema Study Drug with respect to Olema, and the Novartis Study Drugs with respect to Novartis, and, in the event of a Material Safety Issue, to Third Parties that are collaborating with Olema or Novartis, respectively in the conduct of such other clinical trials of Olema Study Drug or the Novartis Study Drugs, in each case solely to the extent necessary for the conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements; and

(g)disclosure of Combined Therapy Study Data, Combined Therapy Inventions and Combined Therapy Patent Rights, and the terms of this Agreement, to prospective (sub)licensees, strategic partners, acquirers, or merger partners, and their respective professional advisors, in connection with discussions of a possible transaction with the disclosing Party and solely for use in due diligence review and evaluation in connection with the negotiation of such transaction, and provided that such recipients must be bound by terms of confidentiality and non-use at least as protective of Confidential Information as those set forth in this Article 8.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of any other Party’s Confidential Information pursuant to Section 8.3(b) and/or Section 8.3(c), it shall give advance notice to such other Party of such impending disclosure and endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment.

8.4Press Releases and Publications.

(a)The Parties shall jointly agree (such agreement not to be unreasonably withheld by either Party) to the content and timing of all public communications with respect to this Agreement (including without limitation press release(s) pertaining to execution of this Agreement (if any) and other press releases), Q&As, and the content of, and wording for, any listing of the Combined Therapy Clinical Trials required to be listed on a public database or other public registry (such as www.clinicaltrials.gov).  For clarity, if either Party terminates this Agreement pursuant to Section 11.4, the Parties shall mutually agree upon any external communication related to such termination, which shall not include the rationale for such termination unless (and to the extent) mutually agreed by the Parties; provided that either Party shall be permitted to publicly disclose information that such Party determines in good faith is necessary to be disclosed to comply with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock may be listed, or pursuant to an order of a court or governmental entity.

(b)Olema shall have the exclusive right to publicly disclose, publish or present (i) top-line results from the Combined Therapy Clinical Trials, limited [***], solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws, and (ii) the conclusions and outcomes of the Combined Therapy Clinical Trials (the “Results”), as set forth in the Final Study Report, at a scientific conference as soon as reasonably practicable following the completion of such Combined Therapy Clinical Trials, subject in the case of (ii) to the following terms and conditions.  Olema shall deliver to Novartis a copy of the proposed disclosure, publication or presentation at least [***] before submission to a Third Party.  Novartis shall determine whether any of its Confidential Information that is contained in such proposed disclosure, publication or presentation should be modified or deleted, and whether to file a patent application on any Novartis Study Invention disclosed therein.  The disclosure, publication or presentation shall be delayed for an additional [***] (i.e., a total [***] from the initial proposal) if Novartis reasonably requests such extension to allow time for the preparation and filing of relevant patent applications directed to a Novartis Study Invention.  If Novartis reasonably requests modifications to the disclosure, publication or presentation to prevent the disclosure of Confidential Information of Novartis (other than the Results or Combined Therapy Study Data), Olema shall [***].  In the event of a disagreement as to content, timing and/or venue or forum for any disclosure, publication or presentation of the Results, such dispute (a “Publication Dispute”) shall be referred to the Executive Officers (or their respective designees); provided that, in the absence of agreement after such good faith discussions, and upon expiration of the additional [***]-period, (A) academic collaborators or Study Sites engaged by Olema in connection with the performance of the Combined Therapy Clinical Trials may publish Combined Therapy Study Data obtained by such academic collaborator or Study Site solely to the extent that such ability to publish such Combined Therapy Study Data is set forth in an agreement between Olema and such academic collaborator or Study Site relating to the conduct of Combined Therapy Clinical Trials and (B) Olema may proceed with the disclosure, publication or presentation provided that such disclosure, publication or presentation is consistent with its internal publication guidelines and customary industry practices for the publication of similar data and does not disclose the Confidential Information of Novartis (other than the Results or Combined Therapy Study Data).  Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation.  The Parties agree that they shall make reasonable efforts to prevent publication of a press release that could jeopardize the future publication of Study Data at a scientific conference or in a scientific journal but in no way will this or any other provision of this Agreement supersede the requirements of any Applicable Law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed (including any such rule or regulation that may require a Party to make public disclosures about interim results of the Combined Therapy Clinical Trials).

(c)Olema agrees to include in all press releases, presentations and publications it makes related to the Combined Therapy Clinical Trials specific mention, if applicable, of the Novartis Study Drugs and the support and involvement of Novartis.  Subject to the limitation set forth in this Section 8.4, Novartis agrees to include in all press releases, presentations and publications it makes related to the Combined Therapy Clinical Trials specific mention, if applicable, of Olema Study Drug and the support and involvement of Olema.

8.5Compliance with Sunshine Laws.

(a)As between the Parties, as and when applicable, each Party (as the “Reporting Party”) will report payments or other transfers of value (“POTV”) made by the other Party or its contractor(s) related to the conduct of the Combined Therapy Clinical Trials and any applicable associated contractor engagements as required under the Sunshine Laws for the Combined Therapy Clinical Trials.  Novartis shall request delayed publication for any reported POTV for studies sponsored by Olema as permitted under the Sunshine Laws and if consistent with Novartis’s normal business practices.  In the event that Olema becomes responsible for reporting POTV for studies sponsored by it in a given country during the Term, Olema shall provide written notification to Novartis and the Parties will meet to confer to discuss how they wish to handle reporting thereafter.  Interpretation of the Sunshine Laws for purposes of reporting any POTV by a Party shall be in such Party’s sole discretion so long as the interpretation complies with Applicable Law.

(b)Olema (i) will provide (to the extent in the possession of Olema), or will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for the Combined Therapy Clinical Trials provides, Novartis with any information requested by Novartis as Novartis may reasonably determine is necessary for Novartis to comply with its reporting obligations under Sunshine Laws (with such amounts paid to, or at the direction of, healthcare providers, teaching hospitals and/or any other persons for whom POTVs must be reported under Sunshine Laws to be reported to Novartis within a reasonable time period specified by Novartis) and (ii) will reasonably cooperate with, and will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for the Combined Therapy Clinical Trials reasonably cooperates with, Novartis in connection with its compliance with such Sunshine Laws.  The form in which Olema provides any such information shall be mutually agreed but sufficient to enable Novartis to comply with its reporting obligations and Novartis may disclose any information that it believes is necessary to comply with Sunshine Laws.  Without limiting the foregoing, Novartis shall have the right to allocate POTVs in connection with this Agreement in any required reporting under Sunshine Laws in accordance with its normal business practices. These obligations shall survive the expiration and termination of this

Agreement to the extent necessary for Novartis to comply with Sunshine Laws. Olema shall not be required to provide any information to Novartis that is subject to disclosure pursuant to Olema’s own obligations under the Sunshine Laws.  The provisions of this Section 8.5(b) shall be applicable mutatis mutandis, with respect to each Party’s obligations herein, in connection with Olema’s reporting of POTV under the Sunshine Laws as and when applicable to Olema.

(c)For purposes of this Section 8.5, “Sunshine Laws” shall mean Applicable Laws requiring collection, reporting and disclosure of POTVs to certain healthcare providers, entities and individuals.  These Applicable Laws may include relevant provisions of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.

8.6Destruction of Confidential Information.  Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information relating solely to the other Party’s Compound as monotherapy (but not to the Combined Therapy or the Combined Therapy Study Data) and Olema shall, upon request by Novartis immediately destroy or return all of Novartis’s Confidential information relating to the Novartis Alpelisib Metabolite in its possession; provided, however, that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes, or as needed to exercise its surviving rights under this Agreement, and shall not be required to destroy any Confidential Information required, or reasonably necessary, to be retained for any clinical trial activities that continue after expiration or termination, or off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1Authority and Binding Agreement.  Each Party represents and warrants to the other Party as of the Effective Date that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

9.2No Conflicts.  Each Party represents and warrants to the other Party as of the Effective Date that, to the best of its knowledge, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with the rights granted to the other Party under this Agreement.

9.3Litigation.  Each Party represents and warrants to the other Party as of the Effective Date that,  to the best of its knowledge, it is not aware of any pending or threatened litigation (and has not received any written communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

9.4No Adverse Proceedings.  Each Party represents and warrants to the other Party as of the Effective Date that, except as otherwise notified to the other Party, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

9.5Consents.  Each Party represents and warrants to the other Party as of the Effective Date that, to the best of its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons (a) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained  and (b) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

9.6No Debarment. Each Party hereby certifies to the other that it has not used, and will not use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under the Combined Therapy Clinical Trials and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority.  It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification.  Upon request by a Party, the other Party agrees to provide a list of persons used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the five (5) years preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses required by 21 U.S.C. 335a, as amended, to be listed in any application for approval of an abbreviated application for drug approval.

9.7Compliance with Applicable Law.  Each Party represents and warrants to the other Party that it shall comply with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by the Regulatory Authorities, as applicable, and the applicable terms of this Agreement in the performance of its obligations hereunder.

9.8Affiliates.  Each Party represents and warrants to the other Party that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement.

9.9Ethical Business Practices.  Each Party represents and warrants to the other Party that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.  In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement.  All activities will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.

9.10Single Agent Compound Safety Issues.  Each Party represents and warrants as of the Effective Date that, to the best of its knowledge, it is not aware of any material safety or toxicity issue with respect to its Single Agent Compound that are not reflected in the investigator’s brochure and/or safety information provided to the other Party for its Single Agent Compound existing as of the Effective Date.

9.11Compliance with Licensor Agreements.  Each Party will use, and will cause its Affiliates to use, Commercially Reasonable Efforts to comply with its obligations under any agreements entered into by it or its Affiliates with a Third Party under which it is licensed any intellectual property rights or confidential information relating to its Compound (and not to voluntarily terminate same) to the extent necessary for the Combined Therapy Clinical Trials to be conducted and completed in accordance with the terms of this Agreement and for the other Party to receive the rights and benefits provided to it under this Agreement.

9.12Novartis Drug Warranty.  Novartis represents and warrants that the Novartis Study Drugs manufactured and supplied hereunder shall, at the time of Delivery:  (a) comply with the specifications for such drug product (as set forth in the regulatory approvals for such product; (b) shall have been manufactured in accordance with all Applicable Laws; and (c) shall not be adulterated or misbranded as such terms are defined in accordance with Applicable Laws.

9.13DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 10 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 10

INDEMNIFICATION

10.1Novartis Indemnification. Novartis hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Olema, its Affiliates, and its and their agents, directors, officers, employees and subcontractors (the “Olema Indemnitees”) from and against any and all liabilities, judgments, costs, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions, allegations and demands (each, a “Third Party Claim”) against a Olema Indemnitee to the extent that they arise or result from (a) the negligence or intentional misconduct of any Novartis Indemnitee or any (sub)licensee of Novartis (or its Affiliate) conducting activities on behalf of Novartis (or its Affiliate) under this Agreement, (b) any breach by Novartis of any provision of this Agreement, (c) any injury to a subject in the Combined Therapy Clinical Trials to the extent attributable to the Novartis Study Drugs, or (d) the use by Novartis, its Affiliates, contractors or (sub)licensees of Combined Therapy Study Data, Novartis Study Data, Novartis Study Inventions, Novartis Study Patent Rights, Combined Therapy Inventions and Combined Therapy Patent Rights; but excluding, in each case ((a) through (d)), any such Losses to the extent arising or resulting from a cause or event for which Olema is obligated to Indemnify the Novartis Indemnitees pursuant to Section 10.2.

10.2Olema Indemnification.  Olema hereby agrees to Indemnify Novartis, its Affiliates, and its and their agents, directors, officers, employees and subcontractors (the “Novartis Indemnitees”) from and against any and all Losses resulting from Third Party Claims against a Novartis Indemnitee to the extent that they arise or result from (a) the negligence or intentional misconduct of any Olema Indemnitee or any (sub)licensee of Olema conducting activities on behalf of Olema under this Agreement, (b) any breach by Olema of any provision of this Agreement, (c) any injury to a subject in the Combined Therapy Clinical Trials to the extent attributable to the Olema Study Drug), or (d) the use by Olema, its Affiliates, contractors or (sub)licensees of Combined Therapy Study Data, Olema Study Data, Olema Study Inventions, Olema Study Patent Rights, Combined Therapy Inventions and Combined Therapy Patent Rights; but excluding, in each case ((a) through (d)), any such Losses or Third Party Claims to the extent arising or resulting from a cause or event for which Novartis is obligated to Indemnify Olema Indemnitees pursuant to Section 10.1.

10.3Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Indemnifying Party of any Loss and/or Third Party Claim of the types set forth in Section 10.1 and 10.2 promptly, and in any event within [***], after the Party seeking indemnification has knowledge of such Loss and/or Third Party Claim; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay, (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss and/or Third Party Claim, (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss and/or Third Party Claim, and (d) not compromising or settling such Loss and/or Third Party Claim without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed.

10.4Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 10.1 and/or 10.2 to any particular Loss or Third Party Claims, the Parties may conduct separate defenses of such Loss and Third Party Claim.  Each Party further reserves the right to claim indemnity from the other in accordance with Sections 10.1 and/or 10.2 upon resolution of the underlying Third Party Claim, notwithstanding the provisions of Section 10.3(b).

10.5Insurance.  Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement or as required by law.  Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which would materially adversely affect the rights of the other Party hereunder.  The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.

10.6LIMITATION OF LIABILITY.  EXCEPT FOR DAMAGES AVAILABLE FOR BREACH OF THE CONFIDENTIALITY OR NON-USE OBLIGATIONS IN ARTICLE 8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).  NOTHING IN THIS SECTION 10.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 10.1 OR 10.2.

ARTICLE 11

TERM AND TERMINATION

11.1Term.  This Agreement shall be effective as of the Effective Date and shall continue in effect until completion of all activities outlined in the Development Plan and the Protocols, including the completion of all Combined Therapy Clinical Trials by all centers participating in the Combined Therapy Clinical Trials, delivery of all Study Data to the Parties, including all completed case report forms, all final analyses and all final clinical study reports contemplated by the Combined Therapy Clinical Trials to both Parties, and the completion of any statistical analyses and bioanalyses contemplated by the applicable Protocol or otherwise agreed to by the Parties to be conducted under this Agreement, or until earlier termination pursuant to Sections 11.2, 11.3 or 11.4 or any other termination right expressly stated in this Agreement (such period, the “Term”).

11.2Termination for Material Breach.

(a)Notice and Cure Period.  If a Party (the “Breaching Party”) is in material breach of its obligations under this Agreement, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying in reasonable detail the nature of such material breach (a “Breach Notice”).  The Breaching Party shall have a period of [***] after receipt of such notice to cure such material breach (the “Cure Period”).  For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

(b)Termination Right.  If a Breach Notice is given, the Non-Breaching Party giving such notice shall have the right to terminate this Agreement (except as otherwise provided below in this subsection (b)), upon written notice to the other Party given no later than [***] after the end of the applicable Cure Period, in the event that the Breaching Party has not cured the material breach that is the subject of the Breach Notice within the Cure Period, provided, however, that if such breach is capable of cure but cannot be cured using reasonable diligent efforts within the Cure Period, and the Breaching Party commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party shall have an additional [***] to cure such breach (and such [***] period shall be deemed added to the Cure Period in such case.  If a Breach Notice is given, and the alleged Breaching Party contests that the alleged material breach happened, and or that the breach has not been cured within the Cure Period, [***].

11.3Termination for Bankruptcy.  A Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any bankruptcy proceeding, and such petition shall not be dismissed or stayed within [***] after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

11.4Termination for Convenience; Termination due to Material Safety Issue; Clinical Hold; Study Termination.

(a)A Party shall have the right to terminate this Agreement immediately (but after meeting and discussing with the other Party in good faith as described in the following sentence) upon written notice if such Party reasonably deems it necessary in order to protect the safety, health or welfare of subjects enrolled in the Combined Therapy Clinical Trials due to the existence of a Material Safety Issue.  In the event a Party believes that there is a Material Safety Issue and intends to effect a termination of the Agreement due to such Material Safety Issue, prior to such Party providing written notice of Termination, such Party shall give the other Party written notice of such Material Safety Issue and all material evidence for its belief of the existence thereof, and the members of each Party’s medical safety committee (or equivalent) and appropriate senior executives of each Party (with authority over the actions under this Agreement) shall, as soon as reasonably practicable, meet together and discuss in good faith the safety concerns raised by the Party and consider and discuss in good faith the input, questions and advice of the other Party.  Should any dispute arise in such discussion, or should the Parties not agree on an appropriate resolution to the noticing Party’s safety concerns, [***], and the noticing Party shall [***].

(b)If a Clinical Hold with respect to either the Novartis Study Drugs or Olema Study Drug should arise at any time after the Effective Date, the Parties will meet and discuss the basis for the Clinical Hold, how long the Clinical Hold is expected to last, and how they might address the issue that caused the clinical hold.  If, after [***] of discussions following the Clinical Hold, either Party reasonably concludes that the issue adversely impacts the Combined Therapy Clinical Trials and is not solvable or that unacceptable and material additional costs/delays have been and/or will continue to be incurred in the conduct of the Combined Therapy Clinical Trials, then such Party may immediately terminate this Agreement.

(c)Novartis may terminate this Agreement immediately at any time by written notice to Olema in accordance with Section 12.3 (Dispute Resolution).  If the Agreement is terminated in accordance with Section 12.3, Novartis shall [***].  Notwithstanding any other provisions of this Agreement, including Section 11.5, Novartis’s termination rights pursuant to this Section 11.4(c) are subject to a unanimous decision by the Parties on whether to permit Olema, at its own cost, to continue to act as

Sponsor for any on-going Combined Therapy Clinical Trial. If the Parties unanimously decide to permit Olema to continue to act as Sponsor for any on-going Combined Therapy Clinical Trial at its own cost, then the Parties shall act in good faith to negotiate an amendment to this Agreement to cover such Olema-funded on-going Combined Therapy Clinical Trial.  If the Parties do not unanimously decide to permit Olema to continue to act as Sponsor for any on-going Combined Therapy Clinical Trial at its own cost, or if the Parties remain deadlocked for a period of at least [***] with respect to such decision, then Novartis may proceed with such termination without conditions.  Subject to the mechanism set forth in this clause (c), Olema shall have the right to terminate this Agreement upon written notice to Novartis in the event that Olema terminates all Combined Therapy Clinical Trials for any reason other than those described in Sections 11.4(a) or 11.4(b) above.  Olema’s termination rights pursuant to this Section 11.4(c) is subject to a unanimous decision by the Parties on whether Novartis should be permitted to act as Sponsor for any on-going Combined Therapy Clinical Trial.  If the Parties unanimously decide to permit Novartis to assume the Sponsor role for any Combined Therapy Clinical Trial, then the Parties shall act in good faith to negotiate an agreement to cover such Novartis-Sponsored Combined Therapy Clinical Trial materially aligned with the terms of this Agreement, mutatis mutandis.  If the Parties do not unanimously decide to permit Novartis to assume the Sponsor role for any ongoing Combined Therapy Clinical Trials, or if the Parties remain deadlocked for a period of at least [***] with respect to such decision, then Olema may proceed with such termination, including without limitation termination of all Combined Therapy Clinical Trials. Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement with immediate effect upon written notice to the other Party following a decision by the Parties that the Combined Therapy does not, or based on available evidence is not expected to, achieve a level of efficacy sufficiently superior to either the Novartis Study Drug or the Olema Study Drug as a monotherapy to warrant the continuation of the Combined Therapy Clinical Trial.

11.5Effect of Termination. Upon expiration or termination of this Agreement, (a) the licenses granted in Sections 3.1 and 3.2 (and any sublicenses granted under Section 3.3) shall terminate except as otherwise expressly provided herein and further except as necessary to complete conduct of such study as required under Applicable Law, and (b) the Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations; provided that, in the case of termination pursuant to Section 11.4, Olema may continue to dose subjects enrolled in the Combined Therapy Clinical Trials through completion of the applicable Protocol if dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law.  Any such wind-down activities will include the return to Novartis, or destruction, of all Novartis Study Drugs provided to Olema and not consumed in the Combined Therapy Clinical Trials, except in the event that Olema terminates this Agreement pursuant to Section 11.2 or 11.3, in which case Olema shall continue to have the right to use any Novartis Study Drugs provided to Olema for the conduct of the Combined Therapy Clinical Trials.

11.6Survival.  Provisions which by their terms expressly survive expiration or termination of this Agreement, along with the following Articles and Sections of this Agreement and all definitions relating thereto, shall survive any expiration or termination of this Agreement for any reason: [***].

ARTICLE 12

MISCELLANEOUS

12.1Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to the Combined Therapy Clinical Trials from the Effective Date forward through the Term.  This Agreement, including the Appendixes hereto, and together with the Quality Documentation, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement.  All Appendixes attached hereto are incorporated herein as part of this

Agreement.

12.2Governing Law.  This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

12.3Dispute Resolution.

(a)The Parties’ Designated Clinical Contacts (for clinical and regulatory matters) and the Parties Designated Supply Contacts (for supply matters) shall attempt in good faith to resolve any dispute or concern that either Party may bring to the other Party’s attention.

(b)In the event of any dispute, controversy, issue or claim arises between the Parties out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), other than [***], that cannot be or is not resolved by the applicable Designated Contacts of each Party within a reasonable time after such Dispute arises, then upon the request of either Party by written notice, the Parties shall refer such Dispute to the Executive Officers for discussion to seek to resolve the Dispute.  This Agreement shall remain in effect during the pendency of any such Dispute and any discussions to resolve the Dispute and any dispute resolution actions under this Section 12.3.  In the event that no resolution is made by the Executive Officers (or their designee) in good faith negotiations within [***], then [***] Novartis shall have a right to terminate this Agreement with immediate effect and without any liability.

12.4Injunctive Relief.  Notwithstanding anything herein to the contrary, a Party may seek an injunction or other injunctive relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis.  For the avoidance of doubt, if either Party (a) discloses Confidential Information of the other Party other than as permitted under Article 8, (b) uses (in the case of Olema ) the Novartis Study Drugs or Novartis Background Technology or (in the case of Novartis) Olema Study Drug or Olema Background Technology in any manner other than as expressly permitted under this Agreement or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of Olema Study Drug (if Novartis is in material breach) or the Novartis Study Drugs (if Olema is in material breach), the other Party shall have the right to seek an injunction or other equitable relief precluding the other Party from continuing its activities related to the Combined Therapy Clinical Trials without waiting for the conclusion of the dispute resolution procedures under Section 12.3.

12.5Force Majeure. A Party shall be excused from the performance of its applicable obligation(s) under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure, and the non-performing Party promptly provides notice of the prevention to the other Party (including details of the force majeure) and uses reasonable efforts to avoid the effects of such force majeure and to perform the affected obligation(s) to the extent reasonably possible.  Such excuse of performance shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition or otherwise perform the affected obligation(s).  For purposes of this Agreement, “force majeure” shall mean acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, material shortages, disease, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the reasonable control of the applicable Party.  For clarity, notwithstanding the existence of a force majeure impacting a Party’s performance hereunder, such Party shall continue performing all its other obligations hereunder, and the other Party shall be excused from performing such of its obligations under this Agreement that it cannot reasonably perform due to the non-performance by the Party due to such force majeure, until such Party completes performance of such obligations that are prevented by such force majeure.  In addition, if a Party is excused under this Section 12.5 from performance of its obligation due to a force majeure, and such non-performance is of a material obligation and such non-performance continues for a period of one hundred twenty days, then the other Party may terminate this Agreement on written notice.

12.6Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Olema: Olema Pharmaceuticals, Inc.

665 3rd St, San Francisco, CA 94107

Attention: [***]

With a copy to:Attn: James Shehan

Lowenstein Sandler LPP

1251 Avenue of the Americas

New York, NY 10020

For Novartis:Novartis Institutes for BioMedical Research

181 Massachusetts Avenue

Cambridge, MA 02139

Attention: [***]

With a copy to:	Novartis Pharmaceuticals Corporation

59 Route 10, East Hanover

New Jersey, 07936

Attention: [***]

Any such communication shall be deemed to have been received when delivered.  It is understood and agreed that this Section 12.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

12.7No Waiver; Modifications.  It is agreed that no waiver by a Party of any breach or default of the other Party of any of its covenants or obligations under this Agreements shall be deemed a waiver as to any subsequent and/or similar breach or default by the other Party.  To be binding on the Parties, all amendments or modifications to or of this Agreement must be by a written instrument that is duly executed by an authorized representative of each Party.  No amendment or modification of the terms of this Agreement, or release or discharge of a Party’s obligation under this Agreement or breach thereof, shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.8No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

12.9Independent Contractor.  The Parties are independent contractors of each other, and the relationship between the Parties hereunder shall not constitute a partnership, joint venture or agency. Neither Party shall be the agent of the other.  Neither Party shall have any authority to act for, or on behalf of, the other Party in any matter, except as expressly authorized by the specific terms of this Agreement.

12.10Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may make such an assignment without the other Party’s consent (i) to an Affiliate, (ii) to a Third Party successor in interest that merges with, consolidates with or acquires all or substantially all of the assets or voting control of the assigning Party, or (iii) to a Third Party successor in interest that acquires all or substantially all of the rights of the assigning Party to Olema Study Drug, in the case of Olema, or the Novartis Study Drugs, in the case of Novartis.  If assigned or transferred to an Affiliate, the assigning/transferring Party shall remain jointly and severally responsible and liable with the assignee/transferee Affiliate for the assigned rights and/or obligations.  If assigned to a Third Party, any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  Any purported assignment or attempted assignment by any Party in violation of the terms of this Section 12.10 shall be null and void and of no legal effect.

12.11Headings.  The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

12.12Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronic (e.g., pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature.

12.13Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

12.14Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.

12.15No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates, and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

12.16Construction.

(a)General.  Except as otherwise explicitly specified to the contrary, (i) references to a Section, Article or Appendix means a Section or Article of, or Appendix to, this Agreement and all subsections thereof, unless another agreement is specified, (ii) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto, (iii) words in the singular or plural form include the plural and singular form, respectively, (iv) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”, (v) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement, (vi) “or” is used in the conjunctive (“and/or”) unless the context requires otherwise, (vii) “will” and “shall” are synonyms, (viii) references to “(sub)licensees” means Third Party licensees or sublicensees of a Party or its Affiliate, and (ix) days means calendar days.  No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

(b)No Response.  Except as expressly set forth in this Agreement, where a provision of this Agreement provides for a Party to respond within a designated period following written notice from the other Party, and if such Party fails to respond, then the failure to respond shall not be deemed to create or imply: (i) that the non-responding Party agrees or disagrees with the proposed action to be taken by the other Party, (ii) any amendment, change or waiver of the terms of this Agreement, or (iii) any consent that an action proposed to be taken may be taken if it conflicts with the terms of this Agreement and/or waiver of any rights it may have to seek remedies at law or in equity for breach of this Agreement as a result of the action taken.

[Signature page follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Olema Pharmaceuticals Inc.		Novartis Institutes for BioMedical Research, Inc.

By:	/s/ Sean Bohen	By:	/s/ Alice Shaw

Name:	Sean Bohen	Name:	Alice Shaw

Title:	CEO and President	Title:

Date:	January 13, 2022	Date:	January 19, 2022

APPENDIX A

DEVELOPMENT PLAN[***]

APPENDIX B

Direct Costs Budget

Study Arm					Est. Total Costs
	[***]	[***]	[***]	[***]
OP-1250+Kisqali	[***]	[***]	[***]	[***]	[***]
OP-1250+Piqray	[***]	[***]	[***]	[***]	[***]

1, [***]. NOTE: Estimated Study Total Cost does not include [***]. See below chart.

	[***]	[***]	[***]	[***]	Est. Total Costs
Year 1	[***]	[***]	[***]	[***]	[***]
Year 2	[***]	[***]	[***]	[***]	[***]

* excludes [***]

APPENDIX C

Sample Invoice to Novartis

[***]	[***]	[***]

[***]

APPENDIX D

Protocol Synopsis

[***]	[***]

[***]